EXHIBIT 4.2

FRANKLIN ELECTRIC CO., INC.

THIRD AMENDED AND RESTATED NOTE PURCHASE

AND PRIVATE SHELF AGREEMENT

    Dated as of May 28, 2015

TABLE OF CONTENTS

(Not Part of Agreement)

Page

1. AUTHORIZATION OF ISSUE OF NOTES        1
1A    Amendment and Restatement        1
1B.    Authorization of Issue of Private Shelf Notes        2

2. PURCHASE AND SALE OF NOTES        2
2A.    Purchase and Sale of Private Shelf Notes        2
2A(1).    Facility        2
2A(2).    Issuance Period        3
2A(3).    Request for Purchase        3
2A(4).    Rate Quotes        3
2A(5).    Acceptance        4
2A(6).    Market Disruption        4
2A(7).    Private Shelf Closing        5
2A(8).    Fees        5
2A(8)(i).    Issuance Fee        5
2A(8)(ii).    Delayed Delivery Fee        5
2A(8)(iii).    Cancellation Fee        6

3. AMENDMENT AND RESTATEMENT EFFECTIVENESS; CONDITIONS OF CLOSING                7
3A.    Effectiveness        7
3B.    Conditions of Closing        7
3B.(i).    Certain Closing Documents        8
3B.(ii).    Representations and Warranties; No Default        8
3B.(iii).    Payment of Fees        9
3B.(iv).    Purchase Permitted By Applicable Laws        9
3B.(v).    Legal Matters; Opinion of Special Counsel of the Purchasers        9
3F.(vi).    Proceedings        9
3F.(vii).    Subsidiary Guaranty        9

4. PREPAYMENTS        9
4A(1).    Intentionally Omitted        10
4A(2).    Required Prepayment of Private Shelf Notes        10
4B.    Optional Prepayment with Yield-Maintenance Amount        10
4C.    Notice of Optional Prepayment        10
4D.    Application of Prepayment        10
4E.    Retirement of Notes        10
4F.    Required Prepayment on a Change of Control        11
5. AFFIRMATIVE COVENANTS        12        5A.    Financial Statements        12

i

5B.    Inspection of Property        13
5C.    Covenant to Secure Notes Equally        13
5D.    Maintenance of Insurance        13
5E.    Compliance with Laws        14
5F.    Most Favored Lender Status        14
5G.    Leverage Fee        14
5H    Subsidiary Guarantors        15

6. NEGATIVE COVENANTS        16
6A.    [Intentionally Omitted]        16
6B.    Credit and Other Restrictions        16
6B(1).    Lien Restrictions        16
6B(2).    Debt Restriction        17
6B(3).    Loans, Advances and Investments        17
6B(4).    Disposition of Certain Assets        19
6B(5).    Sale of Stock and Debt of Subsidiaries        19
6B(6).    Merger and Consolidation        19
6B(7).    Sale or Discount of Receivables        19
6B(8).    Restricted Transactions        19
6B(9).    Interest Coverage Ratio        19
6B(10).    Debt to EBITDA Ratio        20
6B(11).    Subsidiary Restrictions        20
6B(12).    Restricted Payments        20
6B(13).    Terrorism Sanction Regulation        20

7. EVENTS OF DEFAULT        20
7A.    Acceleration        20
7B.    Rescission of Acceleration        23
7C.    Notice of Acceleration or Rescission        23
7D.    Other Remedies        23

8. REPRESENTATIONS, COVENANTS AND WARRANTIES        24
8A(1).    Organization        24
8A(2).    Power and Authority        24
8B.        Financial Statements        25
8C.        Actions Pending        25
8D.        Outstanding Debt        25
8E.        Title to Properties        26
8F.        Taxes        26
8G.        Conflicting Agreements and Other Matters        26
8H.        Offering of Notes        26
8I.        Use of Proceeds; Margin Stock        27
8J.        Compliance with ERISA        27
8K.        Governmental Consent        28
8L.        Compliance with Laws        28
8M.    Hostile Tender Offers        28
8N.        Disclosure        28

8O.        Investment Company Status; Holding Company Status        28
8P.        Investment Company Status; Holding Company Status        28

9. REPRESENTATIONS OF THE PURCHASERS        30
9A.    Nature of Purchase        30
9B.    Source of Funds        30

10. DEFINITIONS        31
10A.    Yield-Maintenance Terms        31
10B.    Other Terms        30
10C.    Accounting Principles, Terms and Determinations        47

11. MISCELLANEOUS        48
11A.    Note Payments        48
11B.    Expenses        48
11C.    Consent to Amendments        48
11D.    Form, Registration, Transfer and Exchange of Notes; Lost Notes        49
11E.    Persons Deemed Owners; Participations        50
11F.    Survival of Representations and Warranties; Entire Agreement        50
11G.    Successors and Assigns        51
11H.    Disclosure to Other Persons        51
11I.    Notices        52
11J.    Payments Due on Non-Business Days        52
11K.    Severability        52
11L.    Descriptive Headings        52
11M.    Satisfaction Requirement        52
11N.    Governing Law        52
11O.    Payment Currency        52
11P.    Payments Free and Clear of Taxes        53
11Q.    Counterparts        53
11R.    Independence of Covenants        53
11S.    Several Obligations        54
11T.    Binding Agreement        54
11U.    Transaction References        54

LIST OF ATTACHMENTS

INFORMATION SCHEDULE - AUTHORIZED OFFICERS

EXHIBIT A -- FORM OF PRIVATE SHELF NOTE

EXHIBIT B -- FORM OF REQUEST FOR PURCHASE

EXHIBIT C -- FORM OF CONFIRMATION OF ACCEPTANCE

EXHIBIT D -- FORM OF OPINION OF COMPANY'S SPECIAL COUNSEL

EXHIBIT D-1 -- FORM OF OPINION OF THE SUBSIDIARY GUARANTOR’S SPECIAL LOCAL COUNSEL

EXHIBIT E -- FORM OF CONSENT AND ACKNOWLEDGEMENT

EXHIBIT F -- CERTIFICATE AS TO REPRESENTATIONS, DEFAULTS, ETC.

EXHIBIT G -- FORM OF SUBSIDIARY GUARANTY AGREEMENT

SCHEDULE 6B(1) -- LIST OF EXISTING LIENS

SCHEDULE 8G -- LIST OF AGREEMENTS RESTRICTING DEBT

FRANKLIN ELECTRIC CO., INC.
9255 Coverdale Road
Fort Wayne, Indiana 46809

As of May 28, 2015

To:    Prudential Investment Management, Inc. (herein called "Prudential")
Each Prudential Affiliate which becomes
bound by this Agreement as hereinafter
provided (together with Prudential, the
“Purchasers”)
c/o Prudential Capital Group
Two Prudential Plaza
Suite 5600
Chicago, Illinois 60601

Ladies and Gentlemen:

The undersigned, Franklin Electric Co., Inc., an Indiana corporation (herein called the “Company”), hereby agrees with you as set forth below. Reference is made to paragraph 10 hereof for definitions of capitalized terms used herein.

1.    AUTHORIZATION OF ISSUE OF NOTES.

1A.    Amendment and Restatement. The Company and The Prudential Insurance Company of America (“PICA”) entered into that certain Note Purchase and Private Shelf Agreement dated as of November 10, 1993 (the “Existing 1993 Shelf Agreement”) pursuant to which the Series A Notes were originally issued. Pursuant to that certain Amended and Restated Note Purchase and Private Shelf Agreement dated as of March 1, 2002 (as amended from time to time prior to the date hereof, the “Existing 2002 Shelf Agreement”) between the Company and PICA, the parties thereto amended and restated the Existing 1993 Shelf Agreement and the Series A Notes became outstanding thereunder. Pursuant to that certain Second Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 9, 2004 (as amended from time to time prior to the date hereof, the “Existing 2004 Shelf Agreement”) between the Company, Prudential and PICA, the parties thereto amended and restated the Existing 2002 Shelf Agreement and the Series A Notes became outstanding thereunder.  Effective as of the date hereof, the parties agree that this agreement (this “Agreement”) amends and restates in its entirety the Existing 2004 Shelf Agreement and the Series B-1 Notes and Series B-2 Notes (collectively, the “Series B Notes”) issued under the Existing 2004 Shelf Agreement will be outstanding under this Agreement.  From and after the effectiveness of this Agreement, none of the Existing 1993 Shelf Agreement, the Existing 2002 Shelf Agreement, or the 2004 Existing Shelf Agreement shall be of any force or effect whatsoever except to evidence the terms pursuant to which the Series B Notes were originally issued and were outstanding prior to the date hereof.

1B.    Authorization of Issue of Private Shelf Notes. The Company will authorize the issue of, but shall not be obligated to issue, its additional senior promissory notes (herein called the

“Private Shelf Notes”; for the avoidance of doubt the Series B Notes constitute Private Shelf Notes) after the date hereof in the aggregate principal amount of up to $100,000,000 (including the equivalent in the Available Currencies), to be dated the date of issue thereof, to mature, in the case of each Private Shelf Note so issued, no less than five (5) years and no more than fifteen (15) years after the date of original issuance thereof, to have an average life, in the case of each Private Shelf Note so issued, of no more than twelve (12) years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum (and to have such other particular terms) as shall be set forth in the case of each Private Shelf Note so issued in the Confirmation of Acceptance with respect to such Private Shelf Note delivered pursuant to paragraph 2A(5), and to be substantially in the form of Exhibit A attached hereto. The terms “Private Shelf Note” and “Private Shelf Notes” as used herein shall include each Private Shelf Note delivered pursuant to any provision of this Agreement and each Private Shelf Note delivered in substitution or exchange for any such Private Shelf Note pursuant to any such provision. The terms “Note” or “Notes” as used herein shall include each Private Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods, (vi) the same currency denomination; and (vii) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued, are herein called a "Series" of Notes.

2.    PURCHASE AND SALE OF NOTES.

2A.    Purchase and Sale of Private Shelf Notes.

2A(1).    Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Private Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Private Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Private Shelf Notes stated in paragraph 1B, minus the aggregate principal amount of Private Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time is herein called the “Available Facility Amount” at such time. For purposes of the preceding sentence, the aggregate principal amount of Private Shelf Notes and Accepted Notes shall be calculated in Dollars; with respect to any Private Shelf Notes denominated or Accepted Notes to be denominated in any Available Currency other than Dollars, the Dollar Equivalent of such Private Shelf Notes or Accepted Notes shall be used for such calculation. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF PRIVATE SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE PRIVATE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF PRIVATE SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

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2A(2).    Issuance Period. Private Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) May 28, 2018 (or if such date is not a New York Business Day, the New York Business Day next preceding such date); (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Private Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a New York Business Day, the New York Business Day next preceding such thirtieth day), (iii) the last Private Shelf Closing Day after which there is no Available Facility Amount, (iv) the termination of the Facility under paragraph 7A of this Agreement, and (v) the acceleration of any Note under paragraph 7A of this Agreement.  The period during which Private Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2A(3).    Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Private Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by telecopier and confirmed by nationwide overnight delivery service, and shall (i) specify the currency (which shall be an Available Currency) of Private Shelf Notes covered thereby, (ii) specify the aggregate principal amount of Private Shelf Notes covered thereby, which shall not be less than $5,000,000 (or its equivalent in another Available Currency) and shall not be greater than the Available Facility Amount at the time such Request for Purchase is made, (iii) specify the final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Private Shelf Notes covered thereby, (iv) specify the use of proceeds of such Private Shelf Notes, (v) specify the proposed day for the closing of the purchase and sale of such Private Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 42 days after the making of such Request for Purchase, (vi) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Private Shelf Notes are to be transferred on the Private Shelf Closing Day for such purchase and sale, (vii) certify that the representations and warranties contained in paragraph 8 hereof are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (viii) be substantially in the form of Exhibit B attached hereto. Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by Prudential.

2A(4).    Rate Quotes. Not later than five (5) Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2A(3), Prudential may but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several currencies, principal amounts, maturities, principal prepayment schedules and interest payment periods of Private Shelf Notes specified in such Request for Purchase (each such interest rate quote provided in response to a Request for Purchase herein called a “Quotation”). Each Quotation shall represent the interest rate per annum payable on the outstanding principal balance of such Private Shelf Notes until such balance shall have become due and payable, at which Prudential or a Prudential Affiliate would be willing to purchase such Private Shelf Notes at 100% of the principal amount thereof.

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2A(5).    Acceptance. Within the Acceptance Window, an Authorized Officer of the Company may, subject to the terms of paragraph 2A(6), elect to accept on behalf of the Company a Quotation as to the aggregate principal amount of the Private Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window that the Company elects to accept such Quotation, specifying the Private Shelf Notes (each such Private Shelf Note being herein called an “Accepted Note”) as to which such acceptance (being herein called an “Acceptance”) relates. The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any Quotation as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Private Shelf Notes hereunder shall be made based on any such expired Quotation. Subject to paragraph 2A(6) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes, which purchase price shall be paid in the currency in which such Notes are to be denominated. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2A(6).    Market Disruption. Notwithstanding the provisions of paragraph 2A(5), any Quotation provided pursuant to paragraph 2A(4) shall expire if prior to the time an Acceptance with respect to such Quotation shall have been notified to Prudential in accordance with paragraph 2A(5), (i) in the case of any Private Shelf Notes, the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives or (ii) in the case of Private Shelf Notes to be denominated in a currency other than Dollars, the markets for the relevant government securities (which in the case of the Euro, shall be the German Bund) or the spot or forward currency market, the financial futures market or the interest rate swap market shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading. No purchase or sale of Private Shelf Notes hereunder shall be made based on such expired Quotation. If the Company thereafter notifies Prudential of the Acceptance of any such Quotation, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2A(6) are applicable with respect to such Acceptance.

2A(7).    Private Shelf Closing. Not later than 11:30 A.M. (Chicago time) on the Private Shelf Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, Two Prudential Plaza, Suite 5600, Chicago, Illinois 60601-6716 Attention: Law Department (or to such other address pursuant to the instructions of Prudential), the Private Shelf Notes to be purchased by such Purchaser in the form of one or more Private Shelf Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Private Shelf

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Closing Day, dated the Private Shelf Closing Day and registered in such Purchaser's name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account or accounts specified in the Request for Purchase of such Private Shelf Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Private Shelf Closing Day for such Accepted Notes as provided above in this paragraph 2A(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Private Shelf Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Private Shelf Closing Day notify Prudential in writing (which notification shall be deemed received by each Purchaser) whether (x) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than ten Business Days after such scheduled Private Shelf Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee, if any, in accordance with paragraph 2A(8)(ii) or (y) such closing is to be cancelled. If a Rescheduled Closing Day is established in respect of Private Shelf Notes denominated in a currency other than Dollars, the Private Shelf Notes shall have the same maturity date, principal prepayment dates and amounts and interest payment dates as originally scheduled. In the event that the Company shall fail to give such notice referred to in the second preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Private Shelf Closing Day, notify the Company in writing that such closing is to be cancelled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

2A(8).    Fees.

2A(8)(i).    Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (herein called the "Issuance Fee") on each Private Shelf Closing Day in an amount equal to 0.10% of the Dollar equivalent (at the time of the applicable Acceptance) of the aggregate principal amount of Notes sold to such Purchaser on such Private Shelf Closing Day. Such fee shall be payable in Dollars.

2A(8)(ii).    Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Private Shelf Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale, an amount (herein called the “Delayed Delivery Fee”) equal to:

(a)    in the case of an Accepted Note denominated in Dollars, the product of (i) the amount determined by Prudential to be the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the investment rate per annum on an alternative Dollar investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day from time to time fixed for the delayed delivery of such Accepted Note, (ii) the principal amount of such Accepted Note and (iii) a fraction the numerator of which is equal to the number of actual days elapsed

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from and including the original Private Shelf Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360; and

(b)    in the case of an Accepted Note denominated in a currency other than Dollars the sum of (1) the product of (x) the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the arithmetic average of the Overnight Interest Rates on each day from and including the original Private Shelf Closing Day for such Accepted Note, (y) the principal amount of such Accepted Note and (z) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Private Shelf Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360 in case of any Accepted Notes denominated in Euro, or 365 in the case of any Accepted Note denominated in British Pounds, and (2) the costs and expenses (if any) incurred by such Purchaser or its affiliates with respect to any interest rate, currency exchange agreement or similar agreement entered into by the Purchaser or any such affiliate in connection with the delayed closing of such Accepted Notes.

In no case shall the Delayed Delivery Fee be less than zero.  The Delayed Delivery Fee described in clause (b) above shall be paid in the currency in which the Accepted Notes are denominated. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Private Shelf Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2A(7).

2A(8)(iii). Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2A(5) or the penultimate sentence of paragraph 2A(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than one day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) equal to:

(a)    the product of (A) the principal amount of such Accepted Note and (B) the quotient (expressed in decimals) obtained by dividing (1) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (2) such bid price, with the foregoing bid and ask prices as reported by TradeWeb LLC, or if such information ceases to be reported by TradeWeb LLC, any publicly available source of such market data selected by Prudential and rounded to the second decimal place; plus

(b)    in the case of an Accepted Note denominated in a currency other than Dollars, the aggregate of all unwinding costs incurred by such Purchaser or its affiliates on positions executed by or on behalf of such Purchaser or such affiliates in connection with the proposed lending in such currency and setting the coupon in such currency, including replacement positions entered into for purposes of achieving short form hedge account treatment under

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FAS133, provided, however, that any gain realized upon the unwinding of any such positions shall be offset against any such unwinding costs. Such positions include (without limitation) currency and interest rate swaps, futures, forwards, government bond (including U.S. Treasury bond) hedges and currency exchange contracts, all of which may be subject to substantial price volatility. Such costs may also include (without limitation) losses incurred by such Purchaser or its affiliates as a result of fluctuations in exchange rates. All unwinding costs incurred by such Purchaser shall be determined by Prudential or its affiliate in accordance with generally accepted financial practice.

In no case shall the Cancellation Fee be less than zero.

3.    AMENDMENT AND RESTATEMENT EFFECTIVENESS; CONDITIONS OF CLOSING.

3A.    Effectiveness. The effectiveness of the amendment and restatement of the 2004 Existing Note Agreement pursuant to this Agreement is subject to (i) the execution of this Agreement by the Company, Prudential and the Required Holders; (ii) the Company shall have delivered to each holder a Consent and Acknowledgement of this Agreement (as amended and restated), in substantially the form of Exhibit E attached hereto, executed by each of the Subsidiary Guarantors confirming their respective obligations under the Subsidiary Guaranty; (iii) the representations and warranties contained in paragraph 8 hereof shall be true on and as of the date hereof; there shall exist on the date hereof no Event of Default or Default; and the Company shall have delivered to each holder an Officer's Certificate in substantially the form of Exhibit F attached hereto, dated the date hereof, to both such effects; and (iv) the Company shall have paid the fees and expenses of Bryant Rabbino LLP, special counsel to the holders of the Notes that have been presented to the Company as of the date hereof.

3B.    Conditions of Closing. Prudential's and any other Purchaser's obligation to purchase and pay for any Private Shelf Notes, is subject in each case to the satisfaction, on or before the applicable Private Shelf Closing Day for such Notes, of the following conditions set forth in this paragraph 3 (any document required to be delivered pursuant to this paragraph shall be deemed delivered if delivered to Prudential Capital Group at the address specified in paragraph 2A(7)):

(i)    Certain Closing Documents. At the closing of the sale and purchase of any Accepted Notes (the “Closing”), such Purchaser shall have received the following dated the date of the applicable Private Shelf Closing Day:

(a)    the Private Shelf Notes to be purchased by such Purchaser;

(b)    a favorable opinion of Schiff Hardin LLP, special counsel to the Company and to the Subsidiary Guarantors (or such other counsel designated by the Company and reasonably acceptable to the Purchaser(s)) reasonably satisfactory to such Purchaser and substantially in the form of Exhibit D attached hereto, and from local counsel (reasonably satisfactory to such Purchaser) to each Subsidiary Guarantor covering the matters set forth in Exhibit D-1 attached hereto, and as to such other matters as such Purchaser may reasonably request. The Company hereby directs each such counsel to deliver such opinion, agrees that the issuance and sale of any Private Shelf Notes will constitute a reconfirmation of such

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direction and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion;

(c)    certified copies of the resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the issuance of the Private Shelf Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes;
(d)    a certificate of the secretary and one other officer of the Company certifying the names, titles and true signatures of the officers of the Company authorized to sign this Agreement and the Private Shelf Notes and the other documents to be delivered hereunder or thereunder;
(e)    certified copies of the Company’s Articles of Incorporation and Bylaws (or, if not a corporation, similar governing documents) or, alternatively, certification that no amendments or other modifications have been made thereto since the date most recently certified to Prudential or other Purchasers;
(f)    a Certificate of Existence for the Company from the Secretary of State of the state of Indiana dated as of a recent date and such other evidence of the status of the Company as such Purchaser may reasonably request; and

(g)    additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

(ii)    Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 hereof shall be true on and as of the applicable Private Shelf Closing Day, except to the extent of changes caused by the transactions herein contemplated; there shall exist on the applicable Private Shelf Closing Day no Event of Default or Default; and the Company shall have delivered to each Purchaser an Officer's Certificate in substantially the form of Exhibit F attached hereto, dated the applicable Private Shelf Closing Day, to both such effects.

(iii)    Payment of Fees. The Company shall have paid to Prudential and each Purchaser any fees due it pursuant to or in connection with this Agreement, including any Issuance Fee due pursuant to paragraph 2A(8)(i), any Delayed Delivery Fee pursuant to paragraph 2A(8)(ii) and the fees and expenses of Counsel for Prudential and the Purchasers, as applicable.

(iv)    Purchase Permitted By Applicable Laws. The purchase of and payment for the Private Shelf Notes to be purchased on the applicable Private Shelf Closing Day on the terms and conditions herein provided (including the use of the proceeds of such Private Shelf Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject any Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence to establish compliance with this condition.

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(v)    Legal Matters; Opinion of Special Counsel of the Purchasers. Counsel for the Purchasers shall be satisfied as to all legal matters relating to such purchase and sale. Bryant Rabbino LLP (or such other counsel designated by Prudential as special counsel to Prudential and the Purchasers) shall have issued a favorable opinion reasonably satisfactory to such Purchaser.

(vi)    Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in substance and form to each Purchaser, and each Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

(vii)    Subsidiary Guaranty. Each Subsidiary required under this Agreement to be a party to a Subsidiary Guaranty as of such Private Shelf Closing Day shall have executed and delivered a Subsidiary Guaranty (or joinder thereto) and such Subsidiary Guaranty shall be in full force and effect with respect to such Subsidiary and such Subsidiary shall have complied with all other provisions of paragraph 5H. With respect to any Private Shelf Closing Day, each Subsidiary Guarantor shall have executed and delivered a confirmation of guaranty in form and substance satisfactory to such Purchaser.

4.    PREPAYMENTS. The Private Shelf Notes shall be subject to required prepayment as and to the extent provided in paragraphs 4A(1) and 4A(2). The Private Shelf Notes shall also be subject to prepayment under the circumstances set forth in paragraphs 4B and 4F. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraphs 4A and 4F.

4A(1). Intentionally Omitted.
4A(2)    Required Prepayments of Private Shelf Notes. Until each respective Series of Private Shelf Notes shall be paid in full, each respective Series of Private Shelf Notes shall be subject to such required prepayments, if any, set forth in the Private Shelf Notes of such Series. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any prepayment as specified in the respective Series of Private Shelf Notes.

4B.    Optional Prepayment with Yield-Maintenance Amount. Subject to the limitations set forth below, the Private Shelf Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in $100,000 increments and not less than $1,000,000 per occurrence or, in each case, in the equivalent of the currency in which the Private Shelf Notes of such Series are denominated), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each Note so prepaid. Any partial prepayment of a Series of Private Shelf Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal in the inverse order of their scheduled due dates.

4C.    Notice of Optional Prepayment. The Company shall give to the holder of each Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment

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pursuant to paragraph 4B with respect to such Series not less than ten (10) Business Days prior to the prepayment date, specifying (i) such prepayment date, (ii) the aggregate principal amount of the Private Shelf Notes of such Series to be prepaid on such date, (iii) the principal amount of the Private Shelf Notes of such Series held by such holder to be prepaid on that date, and (iv) stating that such optional prepayment is to be made pursuant to paragraph 4B. Notice of optional prepayment having been given as aforesaid, the principal amount of the Private Shelf Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Private Shelf Notes to be prepaid and the prepayment date to each holder which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company.

4D. Application of Prepayment. In the case of each prepayment pursuant to paragraphs 4A or 4B of less than the entire unpaid principal amount of all outstanding Private Shelf Notes of any Series (including, for the purpose of this paragraph 4D only, all Private Shelf Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4B), the amount to be prepaid shall be applied pro rata to all outstanding Private Shelf Notes of such Series according to the respective unpaid principal amounts thereof.

4E. Retirement of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than (i) by prepayment pursuant to paragraphs 4A, 4B or 4F or (ii) upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Private Shelf Notes of any Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Private Shelf Notes of such Series held by each other holder of Private Shelf Notes of such Series. The Company will promptly cancel all Private Shelf Notes acquired by the Company or any Subsidiary or any such other Affiliate pursuant to any payment, prepayment or purchase of Private Shelf Notes pursuant to any provision of this Agreement, and no Private Shelf Notes may be issued in substitution or exchange for any such Private Shelf Notes.

4F. Required Prepayment on a Change of Control.
(i)Notice of Change in Control. The Company will, within five (5) Business Days after the occurrence of any Change in Control, give written notice (the “Change of Control Notice”) of such Change in Control to each holder of Notes. Such Change of Control Notice shall contain and constitute an offer to prepay the Notes as described in paragraph 4F(iii) hereof and shall be accompanied by the certificate described in paragraph 4F(v).
(ii)Offer to Prepay Notes. The offer to prepay Notes contemplated by clause (i) of this paragraph 4F shall be an offer to prepay, in accordance with and subject to this paragraph 4F, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial

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owner) on a date specified in such Change of Control Notice (the “Proposed Prepayment Date”). Such date shall be not less than 30 days and not more than 90 days after the date of such offer.
(iii)Acceptance. A holder of Notes may accept the offer to prepay made pursuant to this paragraph 4F by causing a notice of such acceptance to be delivered to the Company not later than 10 days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this paragraph 4F shall be deemed to constitute a rejection of such offer by such holder.
(iv)Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 4F shall be at 100% of the principal amount of the Notes together with accrued and unpaid interest thereon but without any Yield Maintenance Amount. The prepayment shall be made on the Proposed Prepayment Date.
(v)Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 4F shall be accompanied by a certificate, executed by an Authorized Officer of the Company and dated the date of such offer, specifying: (a) the Proposed Prepayment Date; (b) that such offer is made pursuant to this paragraph 4F; (c) the principal amount of each Note offered to be prepaid (which shall be 100% of each such Note); (d) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (e) that the conditions of this paragraph 4F have been fulfilled; and (f) in reasonable detail, the nature and date or proposed date of the Change in Control.
5.    AFFIRMATIVE COVENANTS.

5A. Financial Statements. The Company covenants that it will deliver to Prudential and each Significant Holder of any Private Shelf Notes:

(i)    as soon as practicable and in any event within sixty (60) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from audit and year-end adjustments; provided, however, that delivery (within the time period specified above) pursuant to clause (iii) below of a copy of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i);

(ii)    as soon as practicable and in any event within ninety (90) days after the end of each fiscal year, consolidated statements of income and cash flows and a consolidated statement of stockholders' equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holder(s) and, as to the consolidated statements, reported on by independent public

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accountants of recognized national standing selected by the Company (whose report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles consistently applied and, as to the consolidating statements, certified by an authorized financial officer of the Company; provided, however, that delivery (within the time period specified above) pursuant to clause (iii) below of a copy of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii);

(iii)    promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(iv)    promptly upon request, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

(v)    simultaneously with the transmission thereof, copies of all notices, reports and financial statements given under the Bank Credit Facility, excluding routine borrowing requests; and

(vi)    with reasonable promptness, such other financial data as such Significant Holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each Significant Holder an Officer's Certificate (signed on behalf of the Company) (A) demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraph 6, (B) demonstrating (with computations in reasonable detail) whether the Leverage Fee is payable for the most-recently ended Fiscal Quarter pursuant to paragraph 5G and (C) stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

The Company also covenants that immediately after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each Significant Holder an Officer's Certificate (signed on behalf of the Company) specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

5B.    Inspection of Property. The Company covenants that, to the extent permitted by law, it will permit any Person designated by any Significant Holder in writing, at such Significant Holder's expense, if no Default or Event of Default exists and at the Company’s expense if a Default or Event of Default does exist, to (i) visit and inspect any of the properties of the Company and its

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Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and, (ii) upon reasonable notice to the Company and opportunity for management of the Company to be present or represented, to discuss the affairs, finances and accounts of any of such corporations (which such Significant Holder has not been able to satisfactorily discuss with or obtain from the Company) with the independent public accountants of the Company and its Subsidiaries, all at such reasonable times and as often as such Significant Holder may reasonably request.

5C.    Covenant to Secure Notes Equally. The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6B(1) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Private Shelf Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured.

5D.    Maintenance of Insurance. The Company covenants that it shall, and shall cause each Subsidiary to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries (which may include a reasonable self-insurance program) as is customarily maintained by other companies operating similar businesses.

5E.    Compliance with Laws. The Company covenants that it shall, and shall cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, U.S. Economic Sanctions Laws and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failure to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

5F.    Most Favored Lender Status. In the event that the Company or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under, or amend, any agreement evidencing any present or future Indebtedness in excess of $10,000,000 (collectively, an “Other Financing Agreement”) which includes one or more Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Private Shelf Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement. The Company further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the holders of the Private Shelf Notes), an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such

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amendment as provided for in this paragraph 5F, but shall merely be for the convenience of the parties hereto.

5G.    Leverage Fee. In addition to interest accruing on the Private Shelf Notes, the Company agrees to pay to the holders of the Private Shelf Notes a fee (the “Leverage Fee”) with respect to each Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2007, during which at any time the ratio of Consolidated Total Debt as of the end of such Fiscal Quarter to EBITDA for the period of four fiscal quarters then ended is equal to or greater than 2.00 to 1.00. The Leverage Fee payable with respect to each Note shall be a dollar amount equal to (a) the product obtained by multiplying (i) the Applicable Number (as defined below) for such Fiscal Quarter times (ii) the Weighted Dollar Average (as defined below) of the principal balance of such Note during the Fiscal Quarter to which the Leverage Fee relates and (b) dividing the product thus obtained by four. The Leverage Fee for each applicable Fiscal Quarter shall be payable in arrears on the date upon which the financial statements for such Fiscal Quarter are to be delivered under paragraph 5A(i) (or paragraph 5A(ii), if the applicable Fiscal Quarter is the last Fiscal Quarter in a fiscal year). If the Company fails to deliver financial statements under paragraphs 5A(i) or 5A(ii) for any Fiscal Quarter or fiscal year by the date such delivery is due, then the Company shall be deemed to owe the Leverage Fee for such Fiscal Quarter (based on an Applicable Number of .0025) and shall make the payment required for such Fiscal Quarter on the date due pursuant to the preceding sentence. Payment of the Leverage Fee shall be made pursuant to the terms of paragraph 11A.

The acceptance of the Leverage Fee by any holder of a Note shall not constitute a waiver of any Default or Event of Default. The consequences for the failure to pay the Leverage Fee when due shall be governed by paragraph 7A(ii) hereof, treating the Leverage Fee, for such purposes and for the purpose of determining the amount payable upon acceleration of the Private Shelf Notes, as interest.

As used in this paragraph 5G, (a) “Applicable Number” shall mean (i) .00075 if, with respect to such Fiscal Quarter, the ratio of Consolidated Total Debt to EBITDA, as calculated above, was equal to or greater than 2.00 to 1.00, but not greater than 2.50 to 1.00, (ii) .0015 if, with respect to such Fiscal Quarter, the ratio of Consolidated Total Debt to EBITDA, as calculated above, was greater than 2.50 to 1.00 but not greater than 3.00 to 1.00 or (iii) .0025 if, with respect to such Fiscal Quarter, the ratio of Consolidated Total Debt to EBITDA, as calculated above, was greater than 3.00 to 1.00.

5H.    Subsidiary Guarantors. If any Subsidiary is or becomes a borrower, co-borrower, guarantor, obligor or co-obligor under any Principal Credit Facility, such Subsidiary shall concurrently therewith provide a guarantee agreement substantially in the form of Exhibit G hereto (a “Subsidiary Guaranty”) or a joinder thereto. Each such Subsidiary Guaranty or joinder thereto shall be accompanied by a certificate of the Secretary or Assistant Secretary of such Subsidiary certifying its charter and bylaws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Subsidiary authorizing the execution and delivery of such Subsidiary Guaranty or joinder and incumbency and specimen signatures of the officers of such Subsidiary executing such documents, and by such other certificates, documents and legal opinions in connection therewith as may be reasonably requested by the Required Holders, each in form and substance reasonably satisfactory to the Required Holders. Notwithstanding the foregoing, Franklin Electric B.V. shall not be required to enter into a Subsidiary Guaranty until such time as

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it becomes a guarantor of, or otherwise liable for, Indebtedness of the Company or any of its Subsidiaries under any Principal Credit Facility.

At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Principal Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Principal Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Principal Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Principal Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv). For the avoidance of doubt, this second paragraph of this paragraph 5H shall apply to the Subsidiary Guarantors under the Subsidiary Guaranty, dated May 5, 2015, pursuant to which Franklin Control Systems, Inc., Pioneer Pump Holdings, Inc., Franklin Electric Ventures LLC, Pioneer Pump, Inc., Franklin Electric International, Inc., Franklin Fueling Systems, Inc., and Intelligent Controls, Inc., each as a Subsidiary Guarantor, has agreed to guaranty the obligations of the Company under this Agreement, and shall apply to each future Subsidiary Guarantor executing a Guarantor Supplement.

6.    NEGATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:

6A.    [Intentionally Omitted].
6B.    Credit and Other Restrictions. The Company covenants that it will not and will not permit any Subsidiary to:

6B(1).    Lien Restrictions. Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of Private Shelf Notes in accordance with the provisions of paragraph 5C hereof), except:

(i)    Liens existing on the date hereof encumbering the property and securing the Indebtedness identified on Schedule 6B(1) attached hereto and Liens securing the refinancing, renewal or refunding of any such Indebtedness provided that the principal amount secured is not increased over the amount of such Indebtedness outstanding immediately prior to such refinancing, renewal or refunding and such Lien is not extended to any other property or assets;

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(ii)    Liens for taxes or other governmental charges not yet due or which are being actively contested in good faith by appropriate proceedings;

(iii)    Liens incidental to the conduct of its business or the ownership of its assets which were not incurred in connection with the borrowing of money or obtaining credit or advances and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(iv)    Liens on property or assets of a (x) Subsidiary to secure obligations of such Subsidiary to the Company or another Subsidiary that is not in the Excluded Subsidiary Group or (y) member of the Excluded Subsidiary Group to secure obligations of such member to the Company or any Subsidiary;

(v)    any Lien existing on any asset of any corporation or other Person at the time such corporation or other Person becomes a Subsidiary and not created in contemplation of such event;

(vi)    any Lien on any asset of any corporation or other Person existing at the time such corporation or other Person is merged or consolidated with or into the Company or a Subsidiary and not created in contemplation of such event;

(vii)    any Lien existing on any asset prior to the acquisition thereof by the Company or a Subsidiary and not created in anticipation of such acquisition; and

(viii)    Liens not otherwise permitted by the foregoing clauses provided that Priority Debt at no time exceeds twenty percent (20%) of Consolidated Net Worth (notwithstanding the foregoing, the basket in this subclause (viii) shall not be used to provide credit enhancements (in any form, including Liens and Guarantees) to the lender(s) under the Company’s Principal Credit Facilities).

6B(2).    Debt Restriction. Create, incur, assume or suffer to exist any Indebtedness, except:

(i)Indebtedness of the Company or any Subsidiary owing to the Company or to any Subsidiary; and

(ii)other Indebtedness of the Company or Subsidiaries, so long as Priority Debt at no time exceeds twenty percent (20%) of Consolidated Net Worth (notwithstanding the foregoing, the basket in this subclause (ii) shall not be used to provide credit enhancements (in any form, including Liens and Guarantees) to the lender(s) under the Company’s Principal Credit Facilities); provided that so long as the Company complies with paragraph 5H and would be in compliance with paragraphs 6B(9) and 6B(10) hereof (calculated as of the date of, and after giving effect to, the incurrence of such Indebtedness), Material Subsidiaries (as defined in the Bank Credit Facility) may enter into Guarantees of Indebtedness of the Company under any Principal Credit Facility on terms and conditions no more restrictive on the Company and the Subsidiaries taken as a whole than the terms and conditions

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of the Subsidiary Guaranties provided to the holders of the Notes hereunder, in each case solely to the extent such Guarantees shall be unsecured and either junior in right of payment to the Notes and other obligations hereunder or pari passu to the Notes and other obligations hereunder, provided that the Company shall promptly provide Prudential and the holders of the Notes with a copy of any documentation evidencing such Guarantees and any modification to such Guarantees.

6B(3).    Loans, Advances and Investments. Make or permit to remain outstanding loans or advances to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contributions to, any Person (collectively, “Investments”), except that the Company or any Subsidiary may:

(i)    make or permit to remain outstanding loans or advances to the Company or any Subsidiary;

(ii)    own, purchase or acquire stock, obligations or securities of a Subsidiary or of a corporation or other Person which immediately after such purchase or acquisition will be a Subsidiary;

(iii)    acquire and own stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary, to the extent the aggregate amount of all such Investments described in this clause (iii) made after the date of this Agreement does not exceed $1,000,000;

(iv)    own, purchase or acquire prime commercial paper, banker's acceptances and certificates of deposit in commercial banks with a capital of $100,000,000 or more or whose credit is reasonably satisfactory to Prudential; repurchase agreements with respect to the foregoing; fixed income obligations of companies organized under Federal or state law; obligations of the United States Government (or any State thereof); obligations fully guaranteed by the United States Government (or any State thereof); obligations of counties or municipalities located in the United States or agencies or departments thereof in each case rated "A" or better by Standard & Poors Corporation or the equivalent thereof by any nationally recognized rating agency and mutual fund accounts which exclusively invest in any one or more of the foregoing;

(v)     make or permit to remain outstanding loans or advances to officers and employees in the ordinary course of business reasonably consistent with the Company's business practices as of the date of this Agreement;

(vi)    make or permit to remain outstanding loans to the existing employee stock ownership plan of the Company;

(vii)    make or permit to remain outstanding loans to any new employee stock ownership plan of the Company which is approved by the Company's shareholders;

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(viii)    make or permit to remain outstanding loans to senior management of the Company pursuant to the Company's stock purchase plan not to exceed in the aggregate at any time outstanding $5,000,000;

(ix)    make deposits required by government agencies or public utilities in the ordinary course of business;

(x)    make deposits in demand deposit accounts;

(xi)    own treasury stock, and so long as no Default or Event of Default shall be continuing, repurchase from time to time of the capital stock of the Company as authorized by the Company’s board of directors from time to time; and

(xii)    make other new Investments not to exceed an amount equal to twenty-five percent (25%) of Consolidated Net Worth.

6B(4).    Disposition of Certain Assets. Except for Permitted Dispositions or except as permitted by paragraphs 6B(3), 6B(5), 6B(6) and 6B(7), sell, lease, transfer or otherwise dispose of any assets of the Company or any Subsidiary.

6B(5).    Sale of Stock and Debt of Subsidiaries. Except for Permitted Dispositions or except as permitted by paragraph 6B(6), sell or otherwise dispose of, or part with control of, any shares of stock or Indebtedness of any Subsidiary, except to the Company or any Subsidiary. Notwithstanding the foregoing, each Significant Subsidiary shall at all times be a Wholly-Owned Subsidiary of the Company.

6B(6).    Merger and Consolidation. Merge with or consolidate into any other Person, except:

(i)    Subsidiaries may be merged into the Company or any other Subsidiary; and
(ii)    so long as no Default or Event of Default would exist after giving effect thereto or as a result therefrom the Company may merge with another entity which is organized under the laws of the United States of America or one of its states provided that the Company is the surviving corporation.

6B(7).    Sale or Discount of Receivables. Sell with or without recourse, discount or pledge or otherwise sell any of its notes or accounts receivable excluding, however, the sale on a non-recourse basis of receivables in the ordinary course of business owing from foreign account debtors so long as such sale is not for the exclusive purpose of raising a financing (e.g., a securitization).

6B(8).    Restricted Transactions. Deal directly or indirectly with an Affiliate, any Person related by blood, adoption, or marriage to any Affiliate or any Person owning 5% or more of the Company's or any Subsidiary's stock, provided that (i) the Company may deal with such persons in the ordinary course of business at arm's length, (ii) the Company and its Subsidiaries may make Investments permitted by paragraph 6B(3), (iii) in addition to the foregoing, so long as the stock of the Company is publicly held, the Company may deal with such Persons so long as the aggregate amount of such transactions does not exceed $125,000 in any fiscal year and (iv) such prohibition

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shall not apply to transactions between Subsidiaries or between the Company and its Subsidiaries, including (without limitation) the right or ability of any Subsidiary to declare or pay a dividend, provided that any transactions between a member of the Excluded Subsidiary Group on the one hand, and the Company or any Subsidiary not in the Excluded Subsidiary Group on the other hand, shall be, taken as whole, on fair and reasonable terms no less favorable to the Company or the Subsidiary not in the Excluded Subsidiary Group than would be obtainable in a comparable arm’s length transaction.

6B(9).     Interest Coverage Ratio. At the end of each Fiscal Quarter, the ratio of Consolidated EBIT for the period of four consecutive Fiscal Quarters then ended to Consolidated Interest Expense for the period of four consecutive Fiscal Quarters then ended shall not be less than 3.00 to 1.00.

6B(10).    Debt to EBITDA Ratio. At the end of each Fiscal Quarter, , the ratio of Consolidated Total Debt as at the end of such Fiscal Quarter to Consolidated EBITDA for the period of four consecutive Fiscal Quarters then ended shall not exceed 3.50 to 1.00.

6B(11).    Subsidiary Restrictions. Enter into, or be otherwise subject to, any contract, agreement or other binding obligation (including its charter) that directly or indirectly limits the amount of, or otherwise restricts (i) the payment by any Subsidiary to the Company of dividends or other redemptions or distributions with respect to such Subsidiary’s capital stock, (ii) the repayment to the Company by any Subsidiary of intercompany loans or advances, (iii) the making of loans or advances by any Subsidiary to the Company or any Wholly-Owned Subsidiary (other than a Significant Subsidiary) or (iv) other intercompany transfers to the Company of property or other assets by Subsidiaries.

6B(12).    Restricted Payments. Declare or make any Restricted Payment if any Default has occurred and is continuing or would result therefrom.

6B(13). Terrorism Sanction Regulations. The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Private Shelf Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions Laws.

7. EVENTS OF DEFAULT.

7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

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(i)    the Company defaults in the payment of any principal of, or Yield-Maintenance Amount payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii)    the Company defaults in the payment of any interest on any Note for more than 10 days after the date due; or

(iii)    the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other Indebtedness (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such Indebtedness is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that the aggregate amount of all Indebtedness as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $10,000,000; or

(iv)    any representation or warranty made by the Company herein or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

(v)    the Company fails to perform or observe any agreement contained in paragraph 6; or

(vi)    the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or

(vii)    the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(viii)    any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

(ix)    the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary , or of any substantial part of the assets of the Company or any Subsidiary , or commences a voluntary case under the

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Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(x)    any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xi)    any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xii)    any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xiii)    a final judgment in an amount in excess of $2,000,000 is rendered against the Company or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

(xiv)    the Company or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Company, any member of the Controlled Group, any plan administrator or any combination of the foregoing which results in liability of the Company or any member of the Controlled Group of greater than $2,000,000; or the PBGC shall institute proceedings under Section 4042 of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 60 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or the Company or any other member of the Controlled Group shall incur any withdrawal liability in excess of $2,000,000 with respect to a Multiemployer Plan,

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then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, the holder of any Note may at its option, by notice in writing to the Company, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each such Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Private Shelf Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon, and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (c) with respect to any event constituting an Event of Default, (including any event described in clause (a) above), the Required Holder(s) of the Private Shelf Notes of any Series may at their option, by notice in writing to the Company, declare all of the Private Shelf Notes of such Series to be, and all of the Private Shelf Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note of such Series, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

The Company acknowledges and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Private Shelf Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of the Yield-Maintenance Amount by the Company in the event that the Private Shelf Notes are pre-paid or are accelerated as a result of an Event of Default, is intended to provided compensation of such right under such circumstances.

7B.    Rescission of Acceleration. At any time after any or all of the Private Shelf Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Private Shelf Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Private Shelf Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Private Shelf Notes, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Private Shelf Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C.    Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

7D.    Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note (in the case of a Default or Event of Default under paragraph 7A(i) or (ii))

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or the Required Holder(s) (in the case of any other Default or Event of Default) may proceed to protect and enforce their rights under this Agreement and such Note by exercising such remedies as are available in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8.    REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows:

8A(1).    Organization. The Company is a corporation duly organized and existing in good standing under the laws of the State of Indiana and has the corporate power to own its property and to carry on its business as now being conducted. Each Subsidiary is duly organized and existing in good standing under the laws of its jurisdiction of incorporation and has the corporate power to own its property and to carry on its business as now being conducted except in such instances where the failure could not be reasonably expected to result in a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole. The names and jurisdictions of incorporation of each Subsidiary as of the date of this Agreement are set forth in an Officer’s Certificate to be delivered by the Company to Prudential.

8A(2).    Power and Authority. The Company has the corporate power and authority to execute and deliver this Agreement and the Private Shelf Notes and to perform the provisions hereof and thereof. The execution, delivery and performance of this Agreement and the Private Shelf Notes has been duly authorized by all requisite corporate action, and this Agreement and the Private Shelf Notes have been duly executed and delivered by authorized officers of the Company and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8B.    Financial Statements. The Company has furnished to Prudential and each Purchaser of the Series B Notes and any Accepted Notes with the following financial statements, identified by a principal financial officer of the Company: (i) a consolidated balance sheet of the Company and its Subsidiaries as of the last day in each of the five fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and a consolidated statement of income and statement of cash flows of the Company and its Subsidiaries for each such year, all certified by Deloitte & Touche (or such other independent accountants of national standing or such other accounting firm as may

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be reasonably acceptable to such Purchaser) and (ii) a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within sixty (60) days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Delivery of copies of the Annual Reports filed with the Securities and Exchange Commission on Form 10-K of the Company for the fiscal years described in clause (i) of the immediately preceding sentence and delivery of copies of the Quarterly Reports filed with the Securities and Exchange Commission on Form 10-Q of the Company for the quarterly periods described in clauses (ii) and (iii) of the immediately preceding sentence, shall be deemed to satisfy the requirements of the immediately preceding sentence. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income and statements of cash flows fairly present the results of the operations of the Company and its Subsidiaries for the periods indicated. There has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements have been furnished prior to the time Prudential provided the Quotation to the Company pursuant to paragraph 2A(4) with respect to any Series of Notes for which this representation is being made.

8C.    Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any properties or rights of the Company or any Subsidiary, by or before any court, arbitrator or administrative or governmental body which could be reasonably expected to result in any material adverse change in the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

8D.    Outstanding Debt. Neither the Company nor any Subsidiary has any outstanding Indebtedness except as permitted by paragraph 6B(2). There exists no matured default or to the best of the Company's knowledge any unmatured default under the provisions of any instrument evidencing such Indebtedness in excess of $1,000,000 or of any agreement relating thereto.

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8E.    Title to Properties. The Company has, and each Subsidiary has, good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other properties and assets necessary in any respect for the conduct of their respective businesses, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6B(1). The Company and each Subsidiary enjoys peaceful and undisturbed possession of all leases necessary in any material respect for the conduct of their respective businesses, none of which contains any unusual or burdensome provisions which could be reasonably expected to materially affect or impair the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole. All such leases are valid and subsisting and are in full force and effect.

8F.    Taxes. The Company has, and each Subsidiary has, filed all Federal, State, local and other income tax returns (other than non-material foreign tax returns) which, to the best knowledge of the officers of the Company, are required to be filed, and each has paid or made adequate provision for paying all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves or other appropriate provisions have been established in accordance with generally accepted accounting principles.

8G.    Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition. Neither the execution nor delivery of this Agreement or the Private Shelf Notes, nor the offering, issuance and sale of the Private Shelf Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Private Shelf Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws (or comparable governing documents) of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Company or any of its Subsidiaries, any agreement relating thereto or any other contract or agreement (including its charter or comparable governing documents) which limits the amount of, or otherwise imposes restrictions on the incurring of, indebtedness of the Company of the type to be evidenced by the Private Shelf Notes except as set forth in the agreements listed in Schedule 8G attached hereto.

8H.    Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Private Shelf Notes or any similar security of the Company for sale to, or solicited any offers to buy the Private Shelf Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than Institutional Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Private Shelf Notes to the provisions of section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

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8I.    Use of Proceeds; Margin Stock. The Company will apply the proceeds of the sale of Private Shelf Notes as set forth in the applicable Request for Purchase.  None of the proceeds of the sale of any Private Shelf Notes will be used to finance a Hostile Tender Offer.  No part of the proceeds from the sale of the Private Shelf Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221) other than common stock of the Company that is acquired and promptly cancelled (but only to the extent that such actions do not violate Regulation U or require any filing or other action by Prudential or any Purchaser under Regulation U or otherwise), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this paragraph, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

8J.    Compliance with ERISA. (a) The Company and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability (other than liabilities incurred in the ordinary course of business) to the PBGC or a Plan under Title IV of ERISA.

(b) Either (i) neither the Company nor any member of the Controlled Group is or within the preceding five (5) years ever has been obligated to contribute to any Multiemployer Plan, or (ii) if the Company or any member of the Controlled Group is or within the preceding five (5) years has been obligated to contribute to any Multiemployer Plan, neither the Company nor any member of the Controlled Group has incurred any withdrawal liability in excess of $2,000,000 with respect to any Multiemployer Plan under Title IV of ERISA.

(c) The execution and delivery of this Agreement and the issuance and sale of the Private Shelf Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 9B as to the source of funds to be used by it to purchase any Private Shelf Notes.

(d)    The execution and delivery of this Agreement and the issuance and sale of the Private Shelf Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company to each Purchaser in the first sentence of this paragraph 8J is made in reliance upon and subject to the accuracy of such Purchaser’s representation in paragraph 9B as to the sources of the funds used to pay the purchase price of the Private Shelf Notes to be purchased by such Purchaser.

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(e)    All non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect.  All premiums, contributions and any other amounts required by applicable non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

8K.    Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Private Shelf Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities or consents which will be obtained prior to any applicable closing day) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Private Shelf Notes or fulfillment of or compliance with the terms and provisions of this Agreement.

8L.    Compliance with Laws. The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including those relating to protection of the environment except, in any such case, where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

8M.    Hostile Tender Offers. None of the proceeds of the sale of any Private Shelf Notes will be used to finance a Hostile Tender Offer.

8N.    Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, property or assets, or financial condition of the Company and its Subsidiaries taken as a whole and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to the Purchasers by the Company prior to the date hereof in connection with the transactions contemplated hereby.

8O.    Investment Company Status; Holding Company Status. Neither the Company nor any Subsidiary of the Company is (a) an investment company" or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended or an “investment adviser” within the meaning of the Investment Advisors Act of 1940, as amended, or (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” or a “public utility”, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or a “public utility” within the meaning of the Federal Power Act, as amended.

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8P.    Foreign Assets Control Regulations, Etc.
(i) Neither the Company nor any Controlled Entity (a) is a Blocked Person, (b) has been notified (in writing) that its name appears or may in the future appear on a State Sanctions List or (c) is a target of sanctions that have been imposed by the United Nations or the European Union.
(ii) Neither the Company nor any Controlled Entity (a) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (b) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(iii)    No part of the proceeds from the sale of the Private Shelf Notes hereunder:
(a)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (x) in connection with any investment in, or any transactions or dealings with, any Blocked Person that would cause any Purchaser to be in violation of any U.S. Sanctions Laws, (y) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (z) otherwise in violation of any U.S. Economic Sanctions Laws;
(b)    will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(c)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(iv)    The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

9.    REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser represents as follows:

9A.    Nature of Purchase. Such Purchaser is not acquiring the Private Shelf Notes to be purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser's property shall at all times be and remain within its control.

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9B.    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Private Shelf Notes to be purchased by such Purchaser hereunder:
(i)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(ii)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(iii)    the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(iv)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (a) the identity of such QPAM and (b) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (iv); or

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(v)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or
(vi)    the Source is a governmental plan; or
(vii)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or
(viii)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
10.    DEFINITIONS. For the purpose of this Agreement, the terms defined in paragraphs 1 and 2 shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below:

10A.    Yield-Maintenance Terms.

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or that has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Implied British Pound Yield” means, with respect to the Called Principal of any Note denominated in British Pounds, the yield to maturity implied by (i) the ask-side yields reported, as of 10:00 A.M. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated “Page PXUK” on Bloomberg Financial Markets (or such other display as may replace “Page PXUK” on Bloomberg Financial Markets) for actively traded gilt-edged securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported are not ascertainable, the average of the ask-side yields as determined by Recognized British Government Bond Market Makers.  Such implied yield will be determined, if

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necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded gilt-edged security with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded gilt-edged security with the maturity closest to and less than the Remaining Average Life of such Called Principal.
“Implied Dollar Yield” means, with respect to the Called Principal of any Note denominated in Dollars, the yield to maturity implied by (i) the ask-side yields reported as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.
“Implied Euro Yield” means, with respect to the Called Principal of any  Note denominated in Euros, the yield to maturity implied by (i) the ask-side yields reported, as of 10:00 A.M. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PXGE” on Bloomberg Financial Markets (or such other display as may replace “Page PXGE” on Bloomberg Financial Markets) for the benchmark German Bund having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported are not ascertainable, the average of the ask-side yields as determined by Recognized German Bund Market Makers.  Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the benchmark German Bund with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the benchmark German Bund with the maturity closest to and less than the Remaining Average Life of such Called Principal.
“Recognized British Government Bond Market Makers” means two internationally recognized dealers of gilt edged securities reasonably selected by Prudential.
“Recognized German Bund Market Makers” means two internationally recognized dealers of German Bunds reasonably selected by Prudential.
“Reinvestment Yield” means, with respect to the Called Principal of any Note denominated in (i) Dollars, 0.50% plus the Implied Dollar Yield, (ii) Euros, .50% plus the Implied Euro Yield,

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and (iii) British Pounds, 0.50% plus the Implied British Pound Yield.  The Reinvestment Yield will be rounded to that number of decimals as appears in the coupon for the applicable Note.
“Remaining Average Life”  means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.
“Yield Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal, provided that the Yield Maintenance Amount may in no event be less than zero.
10B. Other Terms.

“Acceptance” shall have the meaning specified in paragraph 2A(5).

“Acceptance Day” shall have the meaning specified in paragraph 2A(5).

“Acceptance Window” shall mean, with respect to any Quotation, the time period designated by Prudential during which the Company may elect to accept such Quotation.

“Accepted Note” shall have the meaning specified in paragraph 2A(5).

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in paragraphs 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holders of the Indebtedness under any Other Financing Agreement (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in paragraphs 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement.

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“Additional Default” shall mean any provision contained in any Other Financing Agreement which permits the holder or holders of Indebtedness described in paragraph 5F to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase the Indebtedness under such agreement prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such Indebtedness under such agreement (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer's Certificate executed by the Company's chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a lawyer in its law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the

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Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

“Available Currencies” shall mean U.S. Dollars, British Pounds and Euros.

“Available Facility Amount” shall have the meaning specified in paragraph 2A(1).

“Bank Credit Facility” shall have the meaning specified in the definition “Principal Credit Facility.”

“Bankruptcy Law” shall have the meaning specified in clause (viii) of paragraph 7A.

“Blocked Person” means (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).

“Bond Facility” shall have the meaning specified in the definition “Principal Credit Facility.”

“British Pound” and “£” means the lawful currency of Great Britain.
“Business Day” shall mean (i) other than as provided in clauses (ii) and (iii) below, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or (with respect to British Pounds) London, England are authorized or required to be closed or (with respect to Euros) a day which is not a Target Settlement Day, (ii) for purposes of paragraph 2A(3) only, any day which is both a New York Business Day and a day on which Prudential is open for business and (iii) for purposes of paragraph 10A only, (a) if with respect to Private Shelf Notes denominated in Dollars, a New York Business Day, (b) if with respect to Private Shelf Notes denominated in British Pounds, any day which is both a New York Business Day and a day on which commercial banks are not required or authorized to be closed in London, and (c) if with respect to any Notes denominated in Euros, any day which is both a New York Business Day and a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor thereto) is open for the settlement of payments in Euros (a “TARGET Settlement Day”).

“Cancellation Date” shall have the meaning specified in paragraph 2A(8)(iii).

“Cancellation Fee” shall have the meaning specified in paragraph 2A(8)(iii).

“Capitalized Lease Obligation” shall mean any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expenses) in accordance with such principles.

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“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group.
“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competitor” shall have the meaning specified in paragraph 11H.

“Confirmation of Acceptance” shall have the meaning specified in paragraph 2A(5).

“Consolidated EBIT” for any period means the sum of (i) Consolidated Net Income for such period, (ii) Consolidated Interest Expense for such period and (iii) taxes on income of the Company and its Consolidated Subsidiaries for such period to the extent deducted in determining Consolidated Net Income for such period.

“Consolidated EBITDA” for any period means the sum of (i) Consolidated EBIT for such period, (ii) Depreciation for such period, (iii) amortization of intangible assets of the Company and its Consolidated Subsidiaries for such period, and (iv) extraordinary or other non-operating losses for such period, minus extraordinary or other non-operating gains for such period, all determined in accordance with generally accepted accounting principles. In determining Consolidated EBITDA for any period, (a) any Consolidated Subsidiary acquired during such period by the Company or any other Consolidated Subsidiary shall be included on a pro forma, historical basis as if it had been a Consolidated Subsidiary during such entire period and (b) any amounts which would be included in a determination of Consolidated EBITDA for such period with respect to assets acquired during such period by the Company or any Consolidated Subsidiary shall be included in the determination of Consolidated EBITDA for such period and the amount thereof shall be calculated on a pro forma, historical basis as if such assets had been acquired by the Company or such Consolidated Subsidiary prior to the first day of such period.

“Consolidated Interest Expense” shall mean, for any period, interest, whether expensed or capitalized, in respect of Indebtedness of the Company or any of its Consolidated Subsidiaries outstanding during such period, determined on a consolidated basis as of such date in accordance with generally accepted accounting principles.

“Consolidated Net Earnings” shall mean with respect to any period:

(i)    consolidated gross revenues of the Company and its Subsidiaries for such period less

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(ii)    all operating and non-operating expenses of the Company and its Subsidiaries for such period including all charges of a proper character (including current and deferred taxes on income, provision for taxes on unremitted foreign earnings which are included in gross revenues, and current additions to reserves), but not including in gross revenues:

(a)    any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets) other than in the ordinary course of business;

(b)    any gains resulting from the write-up of assets;

(c)    any equity of the Company or any Subsidiary in the unremitted earnings of any corporation which is not a Subsidiary;

(d)    undistributed earnings of any Subsidiary to the extent that such Subsidiary is not at the time permitted to make or pay dividends to the Company, repay intercompany indebtedness to the Company, repatriate earnings to the Company or otherwise transfer property or assets to the Company whether by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary; or

(e)    any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary;

all determined in accordance with generally accepted accounting principles as in effect on the date hereof and applied on a consistent basis.

“Consolidated Net Income” shall mean, for any period, the net income, after taxes, of the Company and its Consolidated Subsidiaries, determined on a consolidated basis for such period in accordance with generally accepted accounting principles, but excluding extraordinary and other non-recurring items.

“Consolidated Net Worth” shall mean the sum of (i) the par value (or value stated on the books of the Company) of the capital stock of all classes of the Company, plus (or minus in the case of a surplus deficit) and (ii) the amount of the consolidated surplus, whether capital or earned, of the Company and its Subsidiaries after subtracting therefrom the aggregate of treasury stock and any other contra-equity accounts including, without limitation, minority interests; all determined in accordance with generally accepted accounting principles.

“Consolidated Subsidiary” at any date, any Subsidiary or other entity the accounts of which, in accordance with generally accepted accounting principles, are consolidated with those of the Company in its consolidated financial statements as of such date.

“Consolidated Total Assets” means, at any time, the total assets of the Company and its Consolidated Subsidiaries, determined on a consolidated basis.

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“Consolidated Total Capitalization” shall mean the sum of Consolidated Net Worth and Indebtedness.

“Consolidated Total Debt” means at any date all Indebtedness of the Company and its Consolidated Subsidiaries at such date, determined on a consolidated basis as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

“Delayed Delivery Fee” shall have the meaning specified in paragraph 2A(8)(ii).

“Depreciation” shall mean, for any period, the sum of all depreciation and amortization expenses of the Company and its Consolidated Subsidiaries for such period, as determined on a consolidated basis in accordance with generally accepted accounting principles.

“Dollar Delayed Delivery Fee” shall have the meaning specified in paragraph 2A(8)(ii).

“Dollar Equivalent” means, with respect to any Private Shelf Notes or Accepted Notes denominated or to be denominated in any Available Currency other than Dollars (“Non-Dollar Notes”), the Dollar equivalent of the principal amount of such Non-Dollar Notes, in each case as set forth in the records of Prudential.
“Dollars” or “$” shall mean dollars in lawful currency of the United States of America.
“Excluded Subsidiary” shall mean Franklin Electric B.V., a Netherlands private company with limited liability, provided that it does not Guarantee, and is not otherwise liable for, any Indebtedness of the Company or any of its Subsidiaries under any Principal Credit Facility.
“Excluded Subsidiary Group” shall mean the Excluded Subsidiary and each of its direct and indirect Subsidiaries.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

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“EONIA” means (i) the applicable overnight rate calculated by the Banking Federation of the European Union for the relevant Business Day, displayed on the EONIA Screen of Reuters, or such other display as may replace page 247 on the EONIA Screen of Reuters, displaying the appropriate rate or (ii) if no such rate is displayed on such EONIA Screen or other display, the arithmetic mean of the rates (rounded upwards to four decimal places) as quoted by Citibank N.A. to leading banks in the European interbank market, at or about 7.00 p.m. Central European time on such day for the offering of deposits in euro for the period from one Business Day to the immediately following Business Day and, in relation to a day that is not a Business Day, EONIA for the immediately preceding Business Day.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
“Euro” or “€” means the unit of single currency of the Participating Member States.
“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing 1993 Shelf Agreement” shall have the meaning specified in paragraph 1A.

“Existing 2002 Shelf Agreement” shall have the meaning specified in paragraph 1A.

“Existing 2004 Shelf Agreement” shall have the meaning specified in paragraph 1A.

“Facility” shall have the meaning specified in paragraph 2A(1).

“Fiscal Quarter” shall mean any fiscal quarter of the Company.

“Governmental Authority” means
(a)    the government of

(i)	the United States of America or any state or other political subdivision thereof, or

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(ii)	any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or service, regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or

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rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all Capitalized Lease Obligations, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (ix) all Indebtedness of others Guaranteed by such Person, and (x) for purposes of paragraph 7A only, all obligations of such Person with respect to Swap Agreements (valued as the termination value thereof) computed in accordance with a method approved by the International Swaps and Derivatives Association, Inc. and agreed to by such Person in the applicable hedging agreement, if any.

“Institutional Investor” shall mean Prudential, any Prudential Affiliate or any bank, bank affiliate, financial institution, insurance company, pension fund, endowment or other organization which regularly acquires debt instruments for investment.

“Investments” shall have the meaning specified in paragraph 6B(3).

“Issuance Fee” shall have the meaning specified in paragraph 2A(8)(i).

“Issuance Period” shall have the meaning specified in paragraph 2A(2).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.

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“Multiemployer Plan” shall mean any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

“New York Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required to be closed.

“Notes” shall have the meaning specified in paragraph 1B.

“Officers’ Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Overnight Interest Rate” shall mean, with respect to an Accepted Note denominated in any currency other than Dollars, the actual rate of interest, if any, received by the Purchaser which intends to purchase such Accepted Note on the overnight deposit of the funds intended to be used for the purchase of such Accepted Note, it being understood that reasonable efforts will be made by or on behalf of the Purchaser to make any such deposit in an interest-bearing account.

“Participating Member State” means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic Monetary Union.
“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Permitted Dispositions” shall mean and include:

(i)    any sale, lease, transfer or other disposition of assets from (a) a Subsidiary (other than a Significant Subsidiary) to the Company or to a Wholly-Owned Subsidiary, (b) the Company to a Wholly-Owned Subsidiary or (c) a Significant Subsidiary to the Company or to any other Significant Subsidiary, provided that, notwithstanding the foregoing, in no event shall any sale, lease, transfer or other disposition of assets by the Company or any Subsidiary not in the Excluded Subsidiary Group be made to any member of the Excluded Subsidiary Group under this clause (i);

(ii)    any sale and leaseback of any assets owned by the Company or any of its Subsidiaries; provided that the aggregate amount of assets sold and leased-back under this clause (iii) in the then most recent twelve (12) month period do not constitute more than five percent (5%) of Consolidated Total Assets determined as of the end of the most recently ended fiscal year;

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(iii)    any sale, lease, transfer or other disposition of assets in the ordinary course of business, or

(iv)    any sale, lease, transfer or other disposition of assets or stock to Persons outside of the ordinary course of business so long as the aggregate amount of assets and stock sold, leased, transferred or otherwise disposed of outside of the ordinary course of business in the then most recent twelve (12) month period which were not permitted by clauses (i), (ii) or (iii) above together with any assets then proposed to be sold, leased, transferred or otherwise disposed of outside of the ordinary course of business which are not permitted by clauses (i), (ii) or (iii) above (a) do not constitute more than fifteen percent (15%) of Consolidated Total Assets determined as of the end of the most recently ended fiscal year and (b) have not contributed more than fifteen percent (15%) of Consolidated Net Earnings for the most recently ended fiscal year of the Company; provided, however, that any sale permitted by the foregoing of stock and Indebtedness of a Subsidiary at the time owned by or owed to the Company and all other Subsidiaries may only be sold as an entirety for fair market value.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, limited liability company, association, company, a trust, an unincorporated organization and a government or any department or agency thereof or other entity.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Principal Credit Facilities” or “Principal Credit Facility” shall mean collectively or individually, (i) the Second Amended and Restated Credit Agreement, dated as of December 14, 2011, among the Company, as U.S. Borrower, Franklin Electric B.V., as Dutch Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America and Wells Fargo Bank, National Association, as Co-Syndication Agents, and the Lender parties party thereto (including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof, the “Bank Credit Facility”), (ii) the Bond Purchase and Loan Agreement, dated December 31, 2012, among The Board of Commissioners of the County of Allen, as ‘Issuer’, Franklin Electric Co., Inc., an Indiana corporation, as ‘Borrower’, and the Bondholders referred to therein (including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof, the “Bond Facility”), (iii) the Note Purchase and Private Shelf Agreement, dated May 28, 2015, among the Company, NYL Investors LLC and the other parties thereto (including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof); and (iv) any other private placement issuance of Indebtedness.

“Priority Debt” shall mean the sum of (i) Indebtedness of the Company which is secured by a Lien under paragraph 6B(1)(viii) and (ii) Indebtedness of any Subsidiary (other than unsecured Indebtedness of a Subsidiary Guarantor) (including, but not limited to, any Indebtedness of a Subsidiary which consists of a Guarantee of Indebtedness of the Company), excluding however Indebtedness of Subsidiaries owing to the Company or any other Subsidiary.

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“Private Shelf Closing Day” for any Accepted Note shall mean the Business Day specified for the closing of the purchase and sale of such Private Shelf Note in the Confirmation of Acceptance of such Private Shelf Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Private Shelf Note agree on an earlier Business Day for such closing, the "Private Shelf Closing Day" for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2A(7), the Private Shelf Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Private Shelf Closing Day” in paragraph 2A(8)(ii) shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Private Shelf Note” and “Private Shelf Notes” shall have the meaning specified in paragraph 1B.

“Prudential” shall mean Prudential Investment Management, Inc.

“Prudential Affiliate” shall mean (i) any corporation or other entity controlling, controlled by, or under common control with Prudential and (ii) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition. For purposes of this definition, the terms “control”, “controlling” and “controlled” shall mean the ownership, directly or through Subsidiaries, of a majority of a corporation’s or other entity’s Voting Stock or equivalent voting securities or interests.

“Purchasers” shall mean the original Purchasers of the Series B Notes and, with respect to any Accepted Notes, the Person(s), each a Prudential Affiliate, who are purchasing such Accepted Notes.

“Quotation” shall have the meaning provided in paragraph 2A(4).

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the maturity date of any Note either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Request for Purchase” shall have the meaning specified in paragraph 2A(3).

“Required Holder(s)” shall mean at any time, the holder or holders of at least 51% of the aggregate principal amount of the Private Shelf Notes outstanding at such time.

“Rescheduled Closing Day” shall have the meaning specified in paragraph 2A(7).

“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer, chief accounting officer, treasurer or controller of the Company or any other officer of the Company appointed by the board of directors of the Company and involved principally in its financial administration or its controllership function.

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“Restricted Payment” means (i) any dividend or other distribution on any shares of the Company's capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Company's capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (b) any option, warrant or other right to acquire shares of the Company's capital stock.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series” shall have the meaning specified in paragraph 1B.

“Series B Notes” shall have the meaning specified in paragraph 1A.

“Significant Holder” shall mean (i) Prudential or any Prudential Affiliate, so long as Prudential or any Prudential Affiliate shall hold any Note or any amount remains available under the Facility or (ii) any other holder of at least 10% of the aggregate principal amount of the Private Shelf Notes from time to time outstanding. To the extent that any notice or document is required to be delivered to the Purchasers or a Significant Holder under this Agreement, such requirement shall be satisfied (a) with respect to Prudential, all Prudential Affiliates and accounts managed by Prudential or Prudential Affiliates by giving notice, or delivery of a copy of any such document, to Prudential (addressed to Prudential and each such Prudential Affiliate) and (b) with respect to any entity or group of affiliates whose Private Shelf Notes are managed by a single entity, by giving notice or making delivery of a copy of any such document to the managing entity (addressed to each holder of the Private Shelf Notes managed by such entity).

“Significant Subsidiary” means each of (i) Franklin Electric International, Inc., a Delaware corporation, (ii) Franklin Fueling Systems, Inc., an Indiana corporation and (iii) Intelligent Controls, Inc., a Maine corporation.
“State Sanctions List” means a list that is adopted by any state (excluding local governmental entities) Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” shall mean any corporation of which greater than fifty percent (50%) of the stock of every class of which, except directors' qualifying shares, shall, at the time of which any determination is being made, be owned by the Company directly or through Subsidiaries.

“Subsidiary Guarantors” means each Subsidiary of the Company who executes the Subsidiary Guaranty.
“Subsidiary Guaranty” means the subsidiary guaranty to be delivered by the Company pursuant to paragraph 5H of this Agreement substantially in the form of Exhibit G.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar

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transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Transferee” shall mean any direct or indirect transferee of all or any Private Shelf Note part of any Note purchased by any Purchaser under this Agreement.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Cancellation Fee” shall have the meaning specified in paragraph 2A(8)(iii).
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Voting Stock” shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” shall mean any Subsidiary of the Company all of the outstanding capital stock of every class of which is owned by the Company or another Wholly-Owned Subsidiary of the Company.

10C.    Accounting Principles, Terms and Determinations. All references in this Agreement to "generally accepted accounting principles" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced.

Solely for purposes of determining compliance with the financial covenants contained herein, the Company shall not measure any item of "Indebtedness" at less than the then outstanding principal amount thereof (as may be permitted by Statement of Financial Accounting Standard 159 or any similar accounting standard); provided that the Company may include in the determination

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or calculation of such then outstanding principal amount the impact of any swap, hedge or other derivative instrument associated with or connected to any such Indebtedness.

11.     MISCELLANEOUS.

11A.    Note Payments. The Company agrees that, so long as any Purchaser shall hold any Private Shelf Note, it will make payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Private Shelf Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City local time, on the date due) to (i) the account or accounts of such Purchaser specified in the applicable Confirmation of Acceptance (in the case of any Private Shelf Note) or (ii) such other account or accounts as such Purchaser may designate in writing, notwithstanding any contrary provision herein or in any Private Shelf Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as each Purchaser has made in this paragraph 11A.

11B.    Expenses. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and, only to the extent specified below, any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers in connection with this Agreement, the transactions contemplated hereby and any subsequent proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted, (ii) all fees and expenses of the type referred to in clause (i) of this paragraph incurred by any special counsel engaged by any Transferee in connection with any proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted and (iii) the costs and expenses, including reasonable attorneys' fees, incurred by any Purchaser or any Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Private Shelf Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby, including without limitation costs and expenses incurred in any bankruptcy case. The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

11C.    Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, (i) with the written consent of the holders of all Private Shelf Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Private Shelf Notes of all Series, at the time outstanding (and not without such written consents), the Private Shelf Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with

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respect to the Private Shelf Notes of such Series, (ii) without the written consent of the holder or holders of all Private Shelf Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Private Shelf Notes of any Series, or the rights of any individual holder of Private Shelf Notes, required with respect to any declaration of Private Shelf Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Private Shelf Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2 and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Private Shelf Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Private Shelf Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D.    Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Private Shelf Notes are issuable as registered notes without coupons in denominations of at least $2,000,000 (or its equivalent if denominated in another currency) except as may be necessary to reflect any principal amount not evenly divisible by $2,000,000 or as may be necessary to represent the entire principal amount of a Note being transferred or exchanged the principal amount of which shall be less than $2,000,000 (or its equivalent if denominated in another currency) because of prepayments; provided, however, that no such minimum denomination shall apply to Private Shelf Notes issued to, or issued upon transfer by any holder of the Private Shelf Notes to, Prudential or one or more Prudential Affiliates or accounts managed by Prudential or Prudential Affiliates or to any other entity or group of affiliates so long as the Company shall have received a certificate from the proposed Transferee(s) in form and substance reasonably acceptable to the Company stating that the Private Shelf Notes so issued or transferred shall be managed by a single entity and the aggregate amount so issued or transferred to all such affiliates is at least $2,000,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Private Shelf Notes and of transfers of Private Shelf Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Private Shelf Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Private Shelf Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Private Shelf Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Private Shelf Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each

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installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Private Shelf Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

11E.    Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F.    Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Private Shelf Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Private Shelf Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11G.    Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11H.    Disclosure to Other Persons. By its acceptance of any Note, each Purchaser of a Note and each Transferee agrees to use reasonable efforts to hold in confidence and not disclose any Information (other than Information (a) which was publicly known or otherwise known to such Person, at the time of disclosure (except pursuant to disclosure in connection with this Agreement), (b) which subsequently becomes publicly known through no act or omission by such Person, or (c) which otherwise becomes known to such Person, other than through disclosure by the Company);

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provided, however, that nothing herein shall prevent the holder of any Note from disclosing any Information disclosed to such holder to (i) its directors, officers, employees, agents, attorneys, and professional consultants, (ii) any Institutional Investor which holds any Note, (iii) any Institutional Investor which is not a Competitor to which it offers to sell any Note or any part thereof, (iv) any Institutional Investor which is not a Competitor to which it sells or offers to sell a participation in all or any part of any Note, (v) any federal or state regulatory authority having jurisdiction over it, (vi) the National Association of Insurance Commissioners or any similar organization, or (vii) any other Person to which such delivery or disclosure may be reasonably necessary (1) in compliance with any law, rule, regulation or order applicable to it, (2) in response to any subpoena or other legal process or informal investigative demand, (3) in connection with any litigation to which it is a party or (4) in order to enforce the rights of any holder under this Agreement or in any Note; provided, further, that in the case of sales contemplated by clauses (iii) and (iv) above, each Purchaser and each Transferee agrees to distribute first to the potential purchaser the financial statements and audit reports received pursuant to paragraph 5A(i), (ii), (iii) and (iv) (collectively referred to as the "Public Information") and second after such potential purchaser indicates that it is still considering consummating a purchase and has agreed in writing to be bound by this paragraph for the benefit of the Company, such Purchaser or Transferee may distribute such other Information as it deems necessary in order for such potential purchaser to independently evaluate the Company's creditworthiness (collectively referred to as the "Non-Public Information"). Prior to disclosing Non-Public Information to any potential purchaser, each holder of a Note by its acceptance of the Note agrees to use reasonable efforts to give the Company written notice of its intention to disclose Non-Public Information in connection with any proposed sale or transfer to an Institutional Investor stating in such notice the name of the Institutional Investor to whom such disclosure is to be made. The term “Information” shall mean all information received from the Company relating to the Company, any Subsidiary or their respective businesses, provided that as to any such information which is communicated to a Purchaser or Transferee after the date of this Agreement and is not in the form of a writing, such information is clearly identified as confidential at the time of such communication. The term "Competitor" shall mean and include each of the companies identified as competitors in a writing delivered to Prudential on the date of this Agreement and specifically referring to paragraph 11H hereof as supplemented in writing from time to time by the Company with the consent of the Required Holder(s) which consent shall not be unreasonably withheld.

11I.    Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) or by hand delivery and (i) if to any Purchaser, addressed to such Purchaser at the address specified for such communications in the Confirmation of Acceptance, or at such other address as any Purchaser shall have specified in writing to the Company, and (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified in writing to the Company or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company, and (iii) if to the Company, addressed to it at Franklin Electric Co., Inc., 9255 Coverdale Road, Fort Wayne, Indiana 46809, Attention: Secretary, or at such other address as the Company shall have specified to the holder of each Note in writing.

11J.    Payments Due on Non-Business Days. Anything in this Agreement or the Private Shelf Notes to the contrary notwithstanding, any payment of principal of or interest on, or Yield-

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Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day.

11K.     Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11L.    Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11M.    Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Private Shelf Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11N.    Governing Law.
THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS AND DECISIONS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS) OF THE STATE OF ILLINOIS.

11O.    Payment Currency. All payments on account of any Private Shelf Notes denominated in Dollars (including principal, interest and Yield-Maintenance Amounts) shall be made in Dollars, and all payments on account of any Private Shelf Notes denominated in any other currency (including principal, interest and Yield-Maintenance Amounts) shall be made in such other currency. The obligation of the Company to make payment on account of any Private Shelf Notes in the applicable currency specified in the preceding sentence shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than such applicable currency, except to the extent the holder of the applicable Note actually receives the full amount of the currency in which the underlying obligation is denominated. The obligation of the Company to make payment in any given currency as required by the first sentence of this paragraph shall be enforceable as an alternative or additional cause of action for the purpose of recovery in such currency, of the amount, if any, by which such actual receipt shall fall short of the full amount of such currency expressed to be payable in respect of any such obligation, and shall not be affected by judgment being obtained for any other sums due under the Private Shelf Notes or this Agreement, as the case may be.

11P.    Payments Free and Clear of Taxes. The Company will pay all amounts of principal of, Yield-Maintenance Amount, if any, and interest on the Private Shelf Notes, and all other amounts payable hereunder or under the Private Shelf Notes, without set-off or counterclaim and free and

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clear of, and without deduction or withholding for or on account of, all present and future income, stamp, documentary and other taxes and duties, and all other levies, imposts, charges, fees, deductions and withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority (except net income taxes and franchise taxes in lieu of net income taxes imposed on any holder of any Note by its jurisdiction of incorporation or the jurisdiction in which its applicable lending office is located) (all such non-excluded taxes, duties, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to a holder of any Private Shelf Notes, the amounts so payable to such holder shall be increased to the extent necessary to yield such holder (after payment of all Taxes) interest on any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Private Shelf Notes. Whenever any Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to each holder of the Private Shelf Notes, a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to each holder of the Private Shelf Notes the required receipts or other required documentary evidence, the Company shall indemnify each holder of the Private Shelf Notes for any Taxes (including interest or penalties) that may become payable by such holder as a result of any such failure. The obligations of the Company under this paragraph 11P shall survive the payment and performance of the Private Shelf Notes and the termination of this Agreement.

11Q.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11R.     Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit (through equitable action or otherwise) the taking of any action by the Company or a Subsidiary which would result in an Event of Default or Default.

11S.    Several Obligations. The sales of Private Shelf Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

11T.    Binding Agreement. When this Agreement is executed and delivered by the Company and Prudential and The Prudential Insurance Company of America, it shall become a binding agreement between the Company and Prudential and The Prudential Company of America. This Agreement shall also inure to the benefit of each Purchaser on the Purchaser Schedule and each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

15365.013

11U.    Transaction References. The Company agrees that Prudential Capital Group may (a) refer to its role in originating the purchase of the Private Shelf Notes from the Company, as well as the identity of the Company, the Private Shelf Notes and the maximum aggregate principal amount of the Private Shelf Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.

[The remainder of this page is intentionally left blank]

15365.013

Very truly yours,

FRANKLIN ELECTRIC CO., INC.

By: /s/ John J. Haines
Title:Vice President, Chief Financial Officer and Secretary

The foregoing Agreement is
hereby accepted as of the
date first above written.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By: /s/ Anthony Coletta
Vice President

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By: /s/ Anthony Coletta
Vice President

MUTUAL OF OMAHA INSURANCE COMPANY
UNITED OF OMAHA LIFE INSURANCE COMPANY

By: Prudential Private Placement Investors, L.P. (as Investment Advisor)
By: Prudential Private Placement Investors, Inc. (as General Partner)
By: Anthony Coletta
Vice President

15365.013

INFORMATION SCHEDULE

Authorized Officers for Prudential

P. Scott von Fischer Managing Director Prudential Capital Group Two Prudential Plaza Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4225 Facsimile: (312) 540-4222	Marie L. Fioramonti Managing Director Prudential Capital Group Two Prudential Plaza Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4233 Facsimile: (312) 540-4222
Paul G. Price Managing Director Central Credit Prudential Capital Group Four Gateway Center 100 Mulberry Street Newark, New Jersey 07102 Telephone: (973) 802-9819 Facsimile: (973) 802-2333	William S. Engelking Managing Director Prudential Capital Group Two Prudential Plaza Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4214 Facsimile: (312) 540-4222
Joshua Shipley Senior Vice President Prudential Capital Group Two Prudential Plaza Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4220 Facsimile: (312) 540-4222	Dianna Carr Senior Vice President Prudential Capital Group Two Prudential Plaza Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4224 Facsimile: (312) 540-4222

Schedule A

Tan Vu Managing Director Prudential Capital Group Two Prudential Plaza Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-5437 Facsimile: (312) 540-4222	James J. McCrane Vice President Prudential Capital Group 4 Gateway Center Newark, New Jersey 07102-4062 Telephone: (973) 802-4222 Facsimile: (973) 624-6432
Charles J. Senner
Director
Prudential Capital Group
4 Gateway Center
Newark, New Jersey 07102-4062

Telephone: (973) 802-6660
Facsimile: (973) 624-6432

David Quackenbush
Senior Vice President
Prudential Capital Group
Two Prudential Plaza
Suite 5600
Chicago, Illinois 60601

Telephone: (312) 540-4228
Facsimile: (312) 540-4222
Anthony Coletta Senior Vice President Prudential Capital Group Two Prudential Plaza Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4226 Facsimile: (312) 540-4222
Authorized Officers for Company

John J. Haines Vice President-Chief Financial Officer & Corporate Secretary 9255 Coverdale Road Fort Wayne, IN 46808 Telephone: (260) 827-5442 Facsimile: (260) 827-5632	Jeffrey T. Frappier Treasurer 9255 Coverdale Road Fort Wayne, IN 46809 Telephone: (260) 827-5368 Facsimile: (260) 827-5530

2
Schedule A
15365.012

EXHIBIT A

[FORM OF PRIVATE SHELF NOTE]

FRANKLIN ELECTRIC CO., INC.

SENIOR NOTE
(Fixed Rate)
SERIES ______
No. [_____]    [Date]
PPN[______________]
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

FOR VALUE RECEIVED, the undersigned, FRANKLIN ELECTRIC CO., INC. (herein called the "Company"), a corporation organized and existing under the laws of the State of Indiana, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] [DOLLARS][EUROS][BRITISH POUNDS] [on the Final Maturity Date specified above (or so much thereof as shall not have been prepaid),][, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of [a 360-day year of twelve 30‑day months][FOR NOTES DENOMINATED IN DOLLARS OR EUROS] [the actual number of days elapsed and a 365-day year][FOR NOTES DENOMINATED IN BRITISH POUNDS]) (a) on the unpaid balance hereof at the Interest Rate per annum specified above, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Yield Maintenance Amount, at a rate per annum (the “Default Rate”) from time to time equal to the greater of (i) 2% over the Interest Rate specified above or (ii) 2% over [FOR DOLLAR DENOMINATED OR BRITISH POUND DENOMINATED NOTES] [the rate of interest publicly announced by [name of reference bank] from time to time in [city, state] as its “base” or “prime” rate][FOR EURO DENOMINATED

15365.012

NOTES USE][EONIA], payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Yield Maintenance Amount with respect to this Note are to be made in [lawful money of the [United States of America][United Kingdom]][the single currency of the European Union] at [_____] or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Third Amended and Restated Note Purchase and Private Shelf Agreement, dated as of May 28, 2015 (as from time to time amended, the “Note Purchase Agreement”), between the Company, Prudential Investment Management, Inc. and each Prudential Affiliate which becomes a party thereto and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in paragraph 11H of the Note Purchase Agreement and (ii) made the representation set forth in paragraph 9B of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
[The Company will make required prepayments of principal on the dates and in the amounts specified above and in the Note Purchase Agreement.] [This Note is [also] subject to [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.] If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Yield Maintenance Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of Illinois excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

FRANKLIN ELECTRIC CO., INC.

By
[Title]

EXHIBIT B

[FORM OF REQUEST FOR PURCHASE]

FRANKLIN ELECTRIC CO., INC.

Reference is made to the Third Amended and Restated Note Purchase and Private Shelf Agreement (the "Agreement"), dated as of May 28, 2015, between Franklin Electric Co., Inc. (the "Company"), and Prudential Investment Management, Inc., and each other Prudential Affiliate which becomes a party thereto. All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.

Pursuant to Paragraph 2A(3) of the Agreement, the Company hereby makes the following Request for Purchase:

1.    Aggregate principal amount of
the Notes and Available Currency
covered hereby (the "Notes") ...................     $_________ (amount)
$_________ (currency)

2.    Individual specifications of the Notes:

    Principal
         Final    Installment     Interest
Principal     Maturity    Dates and      Payment
Amount *     Date     Amounts      Period

3.    Use of proceeds of the Notes:

4.    Proposed day for the closing of the purchase and sale of the Notes:

________________________

* Minimum principal amount of $5,000,000

5.    The purchase price of the Notes is to be transferred to:

Name, Address          Name and
and ABA Routing    Number of     Telephone No.
Number of Bank     Account    of Bank Officer

6.    The Company certifies (a) that the representations and warranties contained in paragraph 8 of the Agreement are true on and as of the date of this Request for Purchase except to the extent of changes caused by the transactions contemplated in the Agreement and (b) that there exists on the date of this Request for Purchase no Event of Default or Default.

7.    The Issuance Fee to be paid pursuant to paragraph 2A(8)(i) of the Agreement will be paid by the Company on the closing date.

8.    The Company has reviewed the closing conditions set forth in paragraph 3 of the Agreement and understands that it will be required to deliver certain documents at closing, including, without limitation, an opinion of special counsel to the Company.

Dated:                    FRANKLIN ELECTRIC CO., INC.

By:
Authorized Officer

EXHIBIT C

[FORM OF CONFIRMATION OF ACCEPTANCE]

FRANKLIN ELECTRIC CO., INC.

Reference is made to the Third Amended and Restated Note Purchase and Private Shelf Agreement (the "Agreement"), dated as of May 28, 2015, between Franklin Electric Co., Inc. (the "Company") and Prudential Investment Management, Inc., and each other Prudential Affiliate which becomes a party thereto. All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in paragraph 9 of the Agreement, and agrees to be bound by the provisions of paragraphs 2A(5) and 2A(7) of the Agreement relating to the purchase and sale of such Notes.

Pursuant to paragraph 2A(5) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I. Accepted Notes: Aggregate principal
amount [$][€][£] _________________

(A)    (a) Name of Purchaser:
(b) Principal amount:
(c) Designated Currency:
(d) Final maturity date:
(e) Principal prepayment dates and amounts:
(f) Interest rate:
(g) Interest payment period:
(h) Payment and notice instructions: As set forth on attached Purchaser Schedule

(B)    (a) Name of Purchaser:
(b) Principal amount:
(c) Designated Currency:
(d) Final maturity date:
(e) Principal prepayment dates and amounts:
(f) Interest rate:
(g) Interest payment period:
(h) Payment and notice instructions: As set forth on attached Purchaser Schedule

15365.012
C-1

II.    Closing Day:

III.    Issuance Fee:

Dated:                    FRANKLIN ELECTRIC CO., INC.

By:________________________
Title:

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:
Vice President

[PRUDENTIAL AFFILIATE]

By:
Vice President

C-2

                             EXHIBIT D

[FORM OF OPINION OF COMPANY’S SPECIAL COUNSEL]

[Date of Closing]

Prudential Investment Management, Inc.
[List other Purchasers]
c/o Prudential Capital Group
Two Prudential Plaza
Suite 5600
Chicago, Illinois 60601

Ladies and Gentlemen:
We have acted as special counsel to Franklin Electric Co., Inc., an Indiana corporation [(the “Company”)], in connection with the Third Amended and Restated Note Purchase and Private Shelf Agreement (the “Agreement”) dated as of May 28, 2015, between the Company and you, providing for the issuance and delivery to you today of the Company’s _____________________________ Note(s) due ____________, ____ in the aggregate principal amount of $_________ [(the “Note”)]. We have also acted as special counsel to Franklin Control Systems, Inc., an Oregon corporation, Pioneer Pump Holdings, Inc., a Delaware corporation (“PPH”), Pioneer Pump, Inc., a Texas corporation (“PPI”), Franklin Electric Ventures, LLC, an Indiana limited liability company (“FEV”), Franklin Electric International, Inc., a Delaware corporation (“FE International”), Franklin Fueling Systems, Inc., an Indiana corporation (“FFS”), and Intelligent Controls, Inc., a Maine corporation (each a “Guarantor”), in connection with a Subsidiary Guaranty Agreement dated May 5, 2015 (the “Guaranty”). This opinion letter is being delivered at the request of the Company pursuant to paragraph 3B of the Agreement. Capitalized terms used in this opinion letter which are defined in the Agreement and not otherwise defined in this opinion letter shall have the meanings given to them in the Agreement. The term “person” when used herein shall mean any individual or entity.
In connection with this opinion letter, we have examined the following (the documents described in (i), (ii) and (iii) below are collectively called the “Transaction Documents”):
(i)    an executed copy of the Agreement;
(ii)    an executed copy of the Note;
(iii)    an executed copy of the Guaranty;

15365.013

(iv)a copy of the articles of incorporation of the Company and all amendments thereto, certified by the Secretary of State of Indiana;
(v)a copy of the certificate of incorporation of PPH and all amendments thereto, certified by the Secretary of State of Delaware;
(vi)a copy of the articles of organization of FEV and all amendments thereto, certified by the Secretary of State of Indiana;
(vii)a copy of the certificate of incorporation of FE International and all amendments thereto, certified by the Secretary of State of Delaware;
(viii)a copy of the articles of incorporation of FFS and all amendments thereto, certified by the Secretary of State of Indiana;
(ix)a copy of the articles of incorporation of PPI and all amendments thereto, certified by the Secretary of State of Texas;

(x)a copy of the bylaws of the Company and all amendments thereto, certified by the Secretary of the Company;
(xi)a copy of the bylaws of PPH and all amendments thereto, certified by the Secretary of PPH;
(xii)a copy of the Limited Liability Company Agreement of FEV and all amendments thereto, certified by the Secretary of FEV;
(xiii)a copy of the bylaws of FE International and all amendments thereto, certified by the Secretary of FE International;
(xiv)a copy of the bylaws of FFS and all amendments thereto, certified by the Secretary of FFS;
(xv)a copy of the bylaws of PPI and all amendments thereto, certified by the Secretary of PPI;
(xvi)a copy of the resolutions of the board of directors of the Company authorizing the execution and delivery of the Agreement and the Note by the Company and the Guaranty by FEV, certified by the Secretary of the Company;
(xvii)a copy of the resolutions of the board of directors of PPH authorizing the execution and delivery of the Guaranty, certified by the Secretary of PPH;
(xviii)a copy of the resolutions of the board of directors of FE International authorizing the execution and delivery of the Guaranty, certified by the Secretary of FE International;
(xix)a copy of the resolutions of the board of directors of FFS authorizing the execution and delivery of the Guaranty, certified by the Secretary of FFS;

(xx)a copy of the resolutions of the board of directors of PPI authorizing the execution and delivery of the Guaranty by PPI, certified by the Secretary of PPI;
(xxi)a certificate of the Secretary of the Company as to the incumbency and specimen signatures of the officers of the Company executing the Agreement and the Note;
(xxii)a certificate of the Secretary of PPH as to the incumbency and specimen signatures of the officers of PPH executing the Guaranty;
(xxiii)a certificate of the Secretary of FEV as to the incumbency and specimen signatures of the officers of FEV executing the Guaranty;
(xxiv)a certificate of the Secretary of FE International as to the incumbency and specimen signatures of the officers of FE International executing the Guaranty;
(xxv)a certificate of the Secretary of FFS as to the incumbency and specimen signatures of the officers of FFS executing the Guaranty;
(xxvi)a certificate of the Secretary of PPI as to the incumbency and specimen signatures of the officers of PPI executing the Guaranty;
(xxvii)A certificate of the Secretary of State of Indiana as to the corporate existence of the Company.
(xxviii)a certificate of the Secretary of State of Delaware as to the existence and good standing of PPH
(xxix)a certificate of the Secretary of State of Indiana as to the existence of FEV;
(xxx)a certificate of the Secretary of State of Delaware as to the existence and good standing of FE International;
(xxxi)a certificate of the Secretary of State of Indiana as to the existence of FFS; and
(xxxii)a certificate of the Secretary of State of Texas as to the existence of PPI.
In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company and the Guarantors, public officials and other appropriate persons and on the representations made in the Transaction Documents and the Guaranty.
In rendering the opinions in this letter we have assumed, except to the extent expressly set forth in and covered by our opinions below, that: (i) each party to each of the Transaction Documents, (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute the Transaction Documents to which it is a party, and to enter into the transactions contemplated therein, (c) has taken all necessary action to authorize execution of the Transaction Documents to which it is a party on its behalf by the persons executing same, (d) has properly executed and delivered each of the Transaction Documents to which it is a party, and (e) has duly obtained all consents or approvals of any nature from and made all filings with any governmental authorities necessary for such party to execute, deliver or perform its obligations under the Transaction Documents to which it is a party; (ii) all acts have been taken without violation of any fiduciary duties and in accordance with any notice or disclosure requirements; (iii) the execution and delivery of, and performance of their respective agreements under, the Transaction Documents by each party thereto, do not violate any law, rule, regulation, judgment, injunction, order, decree, agreement or instrument binding upon such party; and (iv) each of the Transaction Documents is the legal, valid and binding obligation of, and enforceable against, each party thereto.
In rendering our opinions herein we have also assumed that there is no oral or written agreement, understanding, course of dealing or usage of trade that amends any term of any Transaction Document, or any waiver of any such term, that the Transaction Documents are accurate and complete and that there has been no mutual mistake of fact or actual or constructive fraud, misrepresentation, duress, undue influence or similar inequitable conduct.
We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter, and, by accepting this opinion letter, you acknowledge not to have requested, or relied on, any such independent investigation or verification by us.
For the purpose of this opinion letter, our “knowledge” (or any similar concept) with respect to any matter means (1) the actual knowledge regarding such matter of the particular Schiff Hardin LLP attorneys who are presently employees or partners of Schiff Hardin LLP and who have represented the Company or the Guarantors in connection with the transactions contemplated by the Transaction Documents, (2) except for the attorneys referred to in clause (1) above, we make no representation that we have undertaken any review of our files or other independent investigation with respect to any such matter (and, by accepting this opinion letter, you acknowledge not to have requested, or relied on, any such review or other independent investigation by us) and (3) no inference that we have actual knowledge concerning such matter should be drawn from the mere fact of our representation of the Company or our expression of any opinion in this opinion letter. Accordingly, relevant matters may exist, including relevant matters with respect to which attorneys in our firm are representing the Company, but of which for the purposes of this opinion letter, we do not have “knowledge.”
For the purposes hereof, “Applicable Laws” shall mean the laws, rules and regulations to which our opinions are limited as described in qualifications E and F below.
The opinions contained in this opinion letter are only expressions of professional judgment regarding the legal matters addressed and are not guarantees that a court would reach any particular result.
Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:
1.The Company is a corporation validly existing under the laws of the State of Indiana.

2.PPH is a corporation validly existing and in good standing under the laws of the State of Delaware.
3.FEV is a limited liability company validly existing under the laws of the State of Indiana.
4.FE International is a corporation validly existing and in good standing under the laws of the State of Delaware.
5.FFS is a corporation validly existing under the laws of the State of Indiana.
6.PPI is a corporation validly existing and in good standing under the laws of the State of Texas.
7.The Company has the corporate power and authority to execute, deliver and perform its obligations under each of the Agreement and the Note, and the execution, delivery and performance thereof by the Company have been duly authorized by all necessary corporate action on the part of the Company.
8.PPH has the corporate power and authority to execute, deliver and perform its obligations under the Guaranty, and the execution, delivery and performance thereof by PPH have been duly authorized by all necessary corporate action on the part of PPH.
9.FEV has the limited liability company power and authority to execute, deliver and perform its obligations under the Guaranty, and the execution, delivery and performance thereof by FEV have been duly authorized by all necessary limited liability company action on the part of FEV.
10.FE International has the corporate power and authority to execute, deliver and perform its obligations under the Guaranty, and the execution, delivery and performance thereof by FE International have been duly authorized by all necessary corporate action on the part of FE International.
11.FFS has the corporate power and authority to execute, deliver and perform its obligations under the Guaranty, and the execution, delivery and performance thereof by FFS have been duly authorized by all necessary corporate action on the part of FFS.
12.PPI has the corporate power and authority to execute, deliver and perform its obligations under the Guaranty, and the execution, delivery and performance thereof by PPI have been duly authorized by all necessary corporate action on the part of PPI.
13.Each of the Agreement and the Note has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
14.The Guaranty has been duly executed and delivered by each Guarantor and constitutes the legal, valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms.

15.The execution and delivery by the Company of each of the Agreement and the Note do not, and the performance by the Company of its obligations under the Agreement and the Note will not, (i) violate the articles of incorporation or the bylaws of the Company, (ii) violate any Applicable Law applicable to the Company, (iii) violate any judgment, injunction, order or decree to which the Company is subject that is listed on Schedule I attached to this opinion letter, or (iv) breach or result in a default under any indenture, mortgage, instrument or agreement with respect to the Company which is listed on Schedule I attached to this opinion letter.
16.The execution and delivery by each of the Guarantors (excluding Intelligent Controls, Inc. and Franklin Control Systems, Inc. whom are not covered by this paragraph 16) of the Guaranty does not, and the performance by the Guarantors of their respective obligations under the Guaranty will not, (i) with respect to each Guarantor that is a corporation, violate the certificate of incorporation or articles of incorporation, as applicable, or bylaws, or with respect to each Guarantor that is a limited liability company, violate its limited liability company agreement or other operating agreement, as applicable, (ii) violate any Applicable Law applicable to such Guarantor, (iii) violate any judgment, injunction, order or decree to which such Guarantor is subject that is listed on Schedule I attached to this opinion letter, or (iv) breach or result in a default under any indenture, mortgage, instrument or agreement that is listed on Schedule I attached to this opinion letter.
17.Neither the execution and delivery by the Company of the Agreement and the Note nor the performance by the Company of its obligations under the Agreement and the Note or the offering, sale and issuance of the Note by the Company under the circumstances contemplated by the Agreement requires any consent or approval from or filing with any governmental authority of the State of Illinois or the United States of America under any Applicable Law, or under the Indiana Business Corporation Law, except for any routine filings after the date hereof with the Securities and Exchange Commission and state blue sky authorities.
18.Neither the execution and delivery by the Guarantors of the Guaranty nor the performance by the Guarantors of their respective obligations under the Guaranty requires any consent or approval from or filing with any governmental authority of the State of Illinois or the United States of America under any Applicable Law, or under the Delaware General Corporation Law, the Texas Business Organizations Code, or the Indiana Business Corporation Law, except for any routine filings after the date hereof with the Securities and Exchange Commission and state blue sky authorities.
19.In view of the circumstances surrounding the sale and delivery of the Note and on the basis of the representations made by the Company in paragraph 8H of the Agreement and by you in paragraph 9 of the Agreement, it is not necessary in connection with the offering, issuance and delivery of the Note under the circumstances contemplated by the Agreement to register the Note under the Securities Act or to qualify an indenture in respect of the Note under the Trust Indenture Act of 1939, as amended and now in effect, it being understood that no opinion is expressed as to any subsequent resale of any Note.
20.On the basis of the representations made by the Company in paragraph 8I of the Agreement, the extension, arranging and obtaining of the credit represented by the Note do not result in any violation of Regulation T, U or X or the Board of Governors of the Federal Reserve System.

21.Neither the Company nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
The opinions set forth above are subject to the following qualifications:

A.    For purposes of our opinion in paragraphs 1 through 6 above as to the existence of the Company and certain of the Guarantors, we have relied solely upon the documents described in items (iv) through (ix) above.
B.    The opinions set forth above are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect, (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith, fair dealing and judicial discretion, and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity), (iii) the qualification that no opinion is rendered as to waivers, consents or authorizations to take action or any other provisions of the Transaction Documents that are intended to prevent a guarantor from being discharged from its obligations under a guaranty and (iv) the qualification that no opinion is rendered as to any provision of any Transaction Document that purports to reinstate any Transaction Document, any lien or security interest granted under any Transaction Document or any obligation of the Company under any Transaction Document.
C.    In rendering the opinions set forth above, we have made no examination of, and we express no opinion with respect to, any accounting or tax matters. In particular, no advice is being rendered with respect to any questions concerning the federal tax treatment of an item of income, gain, loss, deduction or credit, the existence or absence of a taxable transfer of property, or the value of property for federal tax purposes. Our opinions in paragraphs 15 and 16 above cover only violations, breaches or defaults which can be definitively determined as of the date of this opinion letter and do not cover violations, breaches or defaults the occurrence of which is dependent upon future events or circumstances or compliance with financial covenants or ratios that involve or require computations or calculations. Our opinions in paragraphs 17 and 18 are not intended to cover consents, approvals or filings which might be required as a result of the conduct by the Company or the Guarantors of their respective businesses or operations.

D.    We express no opinion as to the validity, legality, binding effect or enforceability of any covenant or agreement (i) providing for release of liability for or the indemnification against or contribution with respect to any losses, claims, damages, expenses or liabilities incurred by any person (a) as a result of any violation of any securities law by such person, (b) as a result of the gross negligence or willful misconduct of such person, (c) as a result of the negligence of such person if a court would find that the intent to indemnify such person for such person’s negligence was not clearly expressed (d) as a result of fraud or misrepresentation by such person, or (e) if a court would find that such indemnification, contribution or release otherwise violates public policy, (ii) requiring that any amendment, modification or waiver of any Transaction Document shall not be effective unless in writing, (iii) providing for the consent to jurisdiction of any court, the waiver of objection of venue of any court, the waiver of or consent to service of process in any manner other than provided in the laws of the State of Illinois, the waiver of jury trial or the waiver of counterclaim or cross-claim, (iv) providing that delays will not operate as waivers, (v) attempting to modify or waive any requirements of reasonableness or notice arising under the laws of any jurisdiction to the extent applicable to the transactions contemplated by the Transaction Documents, (vi) requiring the payment of interest on overdue but unpaid interest or fixed late payment charges, (vii) purporting to be an agreement to use “best efforts,” (viii) relating to severability as applied to any portion of a Transaction Document deemed by a court to be material, (ix) waiving the benefits of any statutory provision or common law right where such waiver violates limitations imposed by statute or is against public policy, (x) providing for a choice of any governing law other than the laws of the State of Illinois, (xi) purporting to restrict access to legal or equitable remedies or purporting to establish evidentiary standards for suits or proceedings to enforce the Transaction Documents or evidentiary standards relating to powers granted to any party, (xii) appointing any person as attorney-in-fact, (xiii) granting self-help remedies, (xiv) disclaiming any effect of usage of trade, course of performance or course of dealing, (xv) setting forth remedies to the extent such remedies would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of actual loss suffered by such party, other than liquidated damages (which are covered under (xvi)), (xvi) providing for a penalty or purporting to be an agreement to pay liquidated damages unless actual damages would be impossible or difficult to determine and the liquidated damages provided for are reasonable in light of the anticipated or actual loss, or (xvii) regarding non-disclosure, confidentiality or non-competition.
E.    Our opinions are limited to only those laws, rules and regulations that we have, in the exercise of customary professional diligence, but without any special investigation, recognized as generally applicable to the transactions contemplated by the Transaction Documents and to business organizations of the same type as the Company (which are not engaged in regulated business activities) and exclude the USA Patriot Act, the Trading with the Enemy Act, Executive Order 13224 and similar laws and regulations, as well as all laws, rules and regulations of the type described in Section 19 of the Legal Opinion Accord of the American Bar Association Section of Business Law (1991). In addition, we express no opinion as to any law, rule or regulation to which the Company may be subject as a result of your legal or regulatory status.
F.    The foregoing opinions are limited to the laws of the State of Illinois, the State of Texas, the Delaware General Corporation Law, the Indiana Business Corporation Law and the federal laws of the United States of America, and we express no opinions with respect to the laws of any other jurisdiction.
The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in paragraphs 1 through 21 of this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in paragraphs 1 through 21 in this opinion letter.
This opinion letter is furnished by us as special counsel for the Company and the Guarantors, is solely for your benefit and for the benefit of your successors and assigns, including any bona fide transferee of the Notes, in connection with the transactions stated herein, and is not to be relied on by any other person or for any other purpose without our prior written consent. No interest you may have under or with respect to this opinion letter (separate from your interest in the Notes) may be assigned without our prior written consent.

Very truly yours, Schiff Hardin LLP By:

Schedule I

CERTIFICATE
OF
FRANKLIN ELECTRIC CO., INC.

[Date]

In connection with the opinion letters (the “Opinion Letter”) of Schiff Hardin LLP (“Schiff Hardin”), dated the date hereof, as special counsel to Franklin Electric Co., Inc. (the “Company”) and the guarantors named therein (the “Guarantors”), the undersigned hereby certifies on behalf of the Company and the Guarantors to Schiff Hardin that:
1.    Except as set forth below, neither the Company nor the Guarantors are bound by any order, judgment, injunction, decree or writ of any court or other governmental body that could reasonably be expected to relate to the ability of the Company or such guarantors to execute, deliver or perform their respective obligations under the Agreement or the Guaranty (as defined in the Opinion Letter):
[______________________]
2.     Set forth below is a list of all agreements, indentures, mortgages, deeds of trust and other instruments to which the Company or any Guarantor is a party that could reasonably be expected to relate to the ability of the Company or any Guarantor to execute, deliver or perform their respective obligations under the Agreement or the Guaranty:
[______________________]

[Signature Page Follows]

EXHIBIT D-1

FORM OF OPINION OF THE SUBSIDIARY GUARANTOR’S SPECIAL LOCAL COUNSEL

An opinion of local counsel for each Subsidiary Guarantor shall be delivered covering the following matters:

1.The Subsidiary Guarantor is a corporation/limited liability company validly existing under the laws of the State of its incorporation/organization.
2.The Subsidiary Guarantor has the corporate/limited liability company power and authority to execute, deliver and perform its obligations under the Guaranty, and the execution, delivery and performance thereof by the Company has been duly authorized by all necessary corporate/limited liability company action on the part of the Subsidiary Guarantor.
3.The Guaranty has been duly executed and delivered by the Subsidiary Guarantor.
4.The execution and delivery by the Subsidiary Guarantor of the Guaranty does not, and the performance by the Subsidiary Guarantor of its obligations under the Guaranty will not, (i) violate its articles of incorporation/articles of organization or bylaws/operating agreement or (ii) violate any Applicable Law applicable to the Subsidiary Guarantor.
5.Neither the execution and delivery by the Subsidiary Guarantor of the Guaranty nor the performance by the Subsidiary Guarantor of its obligations under the Guaranty requires any consent or approval from or filing with any governmental authority of the State of [incorporation/organization of the Subsidiary Guarantor] under any Applicable Law applicable to the Subsidiary Guarantor.

EXHIBIT E

FORM OF CONSENT AND ACKNOWLEDGEMENT

CONSENT AND ACKNOWLEDGEMENT

[Date]

The undersigned, each a Guarantor under the Guaranty Agreement, dated as of May 5, 2015 (the “Guaranty”), in favor of Prudential Investment Management, Inc. (“Prudential”) and each of the holders of Notes, under the Third Amended and Restated Note Purchase and Private Shelf Agreement, dated as of May 28, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”; capitalized terms used and not otherwise defined in this Consent and Acknowledgement have the respective meanings ascribed to them in the Note Agreement), hereby acknowledges, confirms and agrees that the Guaranty is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects after giving effect to the Third Amended and Restated Note Purchase and Private Shelf Agreement.

Each of the undersigned Guarantors hereby represents and warrants that the execution, delivery and performance by such Guarantor of the Guaranty and each other document or instrument to be delivered by such Guarantor pursuant to the Note Agreement have in each case been duly authorized by all necessary corporate or other organizational action and do not and will not (i) contravene the terms of the certificate of incorporation, articles of incorporation, the certificate of formation, the bylaws, the limited liability company agreement or other equivalent organizational documents of such Guarantor, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under the Note Agreement, any document evidencing any contractual obligation to which such Guarantor is a party or any order, injunction, writ or decree of any governmental authority binding on such Guarantor or its properties, or (iii) violate any applicable law binding on or affecting such Guarantor.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Consent and Acknowledgment to be duly executed and delivered by their respective proper and duly authorized officers effective as of the date first above written.

FRANKLIN CONTROL SYSTEMS, INC. By:___________________ Name: Jeffrey T. Frappier Title: Treasurer	PIONEER PUMP HOLDINGS, INC. By:__________________ Name: Jeffrey T. Frappier Title: Treasurer
FRANKLIN ELECTRIC VENTURES LLC By: Franklin Electric Co., Inc. Its: Sole Member and Manager By:_________________ Name: John J. Haines Title: Chief Financial Officer	PIONEER PUMP, INC. By:__________________ Name: Jeffrey T. Frappier Title: Treasurer
FRANKLIN ELECTRIC INTERNATIONAL, INC. By:__________________ Name: Jeffrey T. Frappier Title: Treasurer	FRANKLIN FUELING SYSTEMS, INC. By:__________________ Name: Jeffrey T. Frappier Title: Treasurer
INTELLIGENT CONTROLS, INC. By:__________________ Name: Jeffrey T. Frappier Title: Treasurer

15365.013

E-2

EXHIBIT F

CERTIFICATE AS TO REPRESENTATIONS, DEFAULTS, ETC.

I, ____________________, [title] of Franklin Electric Co., Inc. (an Indiana corporation) (herein called the "Company"), do hereby certify on behalf of the Company, pursuant to paragraph 3B(ii) of the Third Amended and Restated Note Purchase and Private Shelf Agreement dated as of May 28, 2015 ("Note Agreement") between the Company and Prudential Investment Management, Inc., The Prudential Insurance Company of America and each other Prudential Affiliate which becomes a party thereto, as follows:
1. The representations and warranties contained in paragraph 8 of the Note Agreement are true on and as of the date hereof (except to the extent of changes caused by transactions contemplated by the Note Agreement).
2. There exists on the date hereof no Default or Event of Default as specified in paragraph 7 of the Note Agreement.

IN WITNESS WHEREOF, I have hereunto set my hand and the seal of the Company this _____ day of _____________, 20___.

Title:

15365.013

F-1

EXHIBIT G
SUBSIDIARY GUARANTY AGREEMENT
THIS SUBSIDIARY GUARANTY AGREEMENT, dated as of ____, ____ (this “Guaranty Agreement”), is made by each of the undersigned (each a “Guarantor” and, together with each of the other signatories hereto and any other entities from time to time parties hereto pursuant to Section 13.1 hereof, the “Guarantors”) in favor of the Purchasers (as defined below) and the other holders from time to time of the Notes (as defined below). The Purchasers and such other holders are herein collectively called the “holders” and individually a “holder.”
PRELIMINARY STATEMENTS:
I.    Franklin Electric Co., Inc., an Indiana corporation (the “Company”), entered into a Third Amended and Restated Note Purchase and Private Shelf Agreement, dated as of May 28, 2015 (as amended, modified, supplemented or restated from time to time, the “Shelf Agreement”), with Prudential Investment Management, Inc. (“Prudential”) and each other Prudential Affiliate which becomes bound by the Shelf Agreement as provided therein (each, a “Purchaser” and collectively, the “Purchasers”). Capitalized terms used herein have the meanings specified in the Shelf Agreement unless otherwise defined herein.
II.    Pursuant to the Shelf Agreement, the Company has issued $110,000,000 of Series B-1 Notes due April 30, 2019 and $40,000,000 of Series B-2 Notes due April 30, 2019 (collectively, the “Series B Notes”) and proposes to issue and sell additional senior notes (the “Shelf Notes”). The Series B Notes outstanding and any Shelf Notes that may from time to time be issued pursuant to the Shelf Agreement (including any notes issued in substitution for any of the Notes) are herein collectively called the “Notes” and individually a “Note”.
III.    It is a condition to the agreement of Prudential and the Purchasers to enter into the Shelf Agreement and/or to purchase Shelf Notes that this Guaranty Agreement shall have been executed and delivered by each Guarantor and shall be in full force and effect.
IV.    Each Guarantor will receive direct and indirect benefits from the financing arrangements contemplated by the Shelf Agreement. The board of directors (or an authorized committee thereof), general partner or board of managers, as applicable, of each Guarantor has determined that the incurrence of such obligations is in the best interests of such Guarantor.
NOW THEREFORE, in order to induce, and in consideration of, the execution and delivery of the Shelf Agreement and the purchase of the Notes by each of the Purchasers, each Guarantor hereby covenants and agrees with, and represents and warrants to each of the holders as follows:
Section 1.    Guaranty.
Each Guarantor hereby irrevocably, unconditionally and jointly and severally with the other Guarantors guarantees to each holder, the due and punctual payment in full of (a) the principal of, Yield Maintenance Amount, if any, and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and any other amounts due under, the Notes when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by acceleration or otherwise) and (b) any other sums which may become due under the terms and provisions of the Notes, the Shelf Agreement or any other instrument referred to therein, (all such obligations described in clauses (a) and (b) above are herein called the “Guaranteed Obligations”). The guaranty in the preceding sentence is an absolute, present and continuing guaranty of payment and not of collectability and is in no way conditional or contingent upon any attempt to collect from the Company or any other guarantor of the Notes (including, without limitation, any other Guarantor hereunder) or upon any other action, occurrence or circumstance whatsoever. In the event that the Company shall fail so to pay any of such Guaranteed Obligations, each Guarantor agrees to pay the same when due to the holders entitled thereto, without demand, presentment, protest or notice of any kind, in lawful money of the United States of America, pursuant to the requirements for payment specified in the Notes and the Shelf Agreement. Each default in payment of any of the Guaranteed Obligations shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises. Each Guarantor agrees that the Notes issued in connection with the Shelf Agreement may (but need not) make reference to this Guaranty Agreement.
Each Guarantor agrees to pay and to indemnify and save each holder harmless from and against any damage, loss, cost or expense (including attorneys’ fees) which such holder may incur or be subject to as a consequence, direct or indirect, of (x) any breach by such Guarantor, by any other Guarantor or by the Company of any warranty, covenant, term or condition in, or the occurrence of any default under, this Guaranty Agreement, the Notes, the Shelf Agreement or any other instrument referred to therein, together with all expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, (y) any legal action commenced to challenge the validity or enforceability of this Guaranty Agreement, the Notes, the Shelf Agreement or any other instrument referred to therein and (z) enforcing or defending (or determining whether or how to enforce or defend) the provisions of this Guaranty Agreement.
Each Guarantor hereby acknowledges and agrees that such Guarantor’s liability hereunder is joint and several with the other Guarantors and any other Person(s) who may guarantee the obligations and Indebtedness under and in respect of the Notes and the Shelf Agreement.
Notwithstanding the foregoing provisions or any other provision of this Guaranty Agreement, the Purchasers (on behalf of themselves and their successors and assigns) and each Guarantor hereby agree that if at any time the Guaranteed Obligations exceed the Maximum Guaranteed Amount determined as of such time with regard to such Guarantor, then this Guaranty Agreement shall be automatically amended to reduce the Guaranteed Obligations to the Maximum Guaranteed Amount. Such amendment shall not require the written consent of any Guarantor or any holder and shall be deemed to have been automatically consented to by each Guarantor and each holder. Each Guarantor agrees that the Guaranteed Obligations may at any time exceed the Maximum Guaranteed Amount without affecting or impairing the obligation of such Guarantor. “Maximum Guaranteed Amount” means as of the date of determination with respect to a Guarantor, the lesser of (a) the amount of the Guaranteed Obligations outstanding on such date and

(b) the maximum amount that would not render such Guarantor’s liability under this Guaranty Agreement subject to avoidance under Section 548 of the United States Bankruptcy Code (or any successor provision) or any comparable provision of applicable state law.
Section 2.    Obligations Absolute.

The obligations of each Guarantor hereunder shall be primary, absolute, irrevocable and unconditional, irrespective of the validity or enforceability of the Notes, the Shelf Agreement or any other instrument referred to therein, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim such Guarantor may have against the Company or any holder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not such Guarantor shall have any knowledge or notice thereof), including, without limitation: (a) any amendment to, modification of, supplement to or restatement of the Notes, the Shelf Agreement or any other instrument referred to therein (it being agreed that the obligations of each Guarantor hereunder shall apply to the Notes, the Shelf Agreement or any such other instrument as so amended, modified, supplemented or restated) or any assignment or transfer of any thereof or of any interest therein, or any furnishing, acceptance or release of any security for the Notes or the addition, substitution or release of any other Guarantor or any other entity or other Person primarily or secondarily liable in respect of the Guaranteed Obligations; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Notes, the Shelf Agreement or any other instrument referred to therein; (c) any bankruptcy, insolvency, arrangement, reorganization, readjustment, composition, liquidation or similar proceeding with respect to the Company or its property; (d) any merger, amalgamation or consolidation of any Guarantor or of the Company into or with any other Person or any sale, lease or transfer of any or all of the assets of any Guarantor or of the Company to any Person; (e) any failure on the part of the Company for any reason to comply with or perform any of the terms of any other agreement with any Guarantor; (f) any failure on the part of any holder to obtain, maintain, register or otherwise perfect any security; or (g) any other event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (whether or not similar to the foregoing), and in any event however material or prejudicial it may be to any Guarantor or to any subrogation, contribution or reimbursement rights any Guarantor may otherwise have. Each Guarantor covenants that its obligations hereunder will not be discharged except by indefeasible payment in full in cash of all of the Guaranteed Obligations and all other obligations hereunder.
Section 3.    Waiver.

Each Guarantor unconditionally waives to the fullest extent permitted by law, (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any default by the Company in the payment of any amounts due under the Notes, the Shelf Agreement or any other instrument referred to therein, and of any of the matters referred to in Section 2 hereof, (b) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of any holder against such Guarantor, including, without limitation, presentment to or demand for payment from the Company or any Guarantor with respect to any Note, notice to the Company or to any Guarantor of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy of the Company, (c) any right to require any holder to enforce, assert or exercise any right, power or remedy including, without limitation, any right, power or remedy conferred in the Shelf Agreement or the Notes, (d) any requirement for diligence on the part of any holder and (e) any other act or omission or thing or delay in doing any other act or thing which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor or in any manner lessen the obligations of such Guarantor hereunder.
Section 4.    Obligations Unimpaired.

Each Guarantor authorizes the holders, without notice or demand to such Guarantor or any other Guarantor and without affecting its obligations hereunder, from time to time: (a) to renew, compromise, extend, accelerate or otherwise change the time for payment of, all or any part of the Notes, the Shelf Agreement or any other instrument referred to therein; (b) to change any of the representations, covenants, events of default or any other terms or conditions of or pertaining to the Notes, the Shelf Agreement or any other instrument referred to therein, including, without limitation, decreases or increases in amounts of principal, rates of interest, the Yield Maintenance Amount or any other obligation; (c) to take and hold security for the payment of the Notes, the Shelf Agreement or any other instrument referred to therein, for the performance of this Guaranty Agreement or otherwise for the Indebtedness guaranteed hereby and to exchange, enforce, waive, subordinate and release any such security; (d) to apply any such security and to direct the order or manner of sale thereof as the holders in their sole discretion may determine; (e) to obtain additional or substitute endorsers or guarantors or release any other Guarantor or any other Person or entity primarily or secondarily liable in respect of the Guaranteed Obligations; (f) to exercise or refrain from exercising any rights against the Company, any Guarantor or any other Person; and (g) to apply any sums, by whomsoever paid or however realized, to the payment of the Guaranteed Obligations and all other obligations owed hereunder. The holders shall have no obligation to proceed against any additional or substitute endorsers or guarantors or to pursue or exhaust any security provided by the Company, such Guarantor or any other Guarantor or any other Person or to pursue any other remedy available to the holders.
If an event permitting the acceleration of the maturity of the principal amount of any Notes shall exist and such acceleration shall at such time be prevented or the right of any holder to receive any payment on account of the Guaranteed Obligations shall at such time be delayed or otherwise affected by reason of the pendency against the Company, any Guarantor or any other guarantors of a case or proceeding under a bankruptcy or insolvency law, such Guarantor agrees that, for purposes of this Guaranty Agreement and its obligations hereunder, the maturity of such principal amount shall be deemed to have been accelerated with the same effect as if the holder thereof had accelerated the same in accordance with the terms of the Shelf Agreement, and such Guarantor shall forthwith pay such accelerated Guaranteed Obligations.
Section 5.    Subrogation and Subordination.
(a)    Each Guarantor will not exercise any rights which it may have acquired by way of subrogation under this Guaranty Agreement, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement, contribution or indemnity or any rights or recourse to any security for the Notes or this Guaranty Agreement unless and until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash.
(b)    Each Guarantor hereby subordinates the payment of all Indebtedness and other obligations of the Company or any other guarantor of the Guaranteed Obligations owing to such Guarantor, whether now existing or hereafter arising, including, without limitation, all rights and claims described in clause (a) of this Section 5, to the indefeasible payment in full in cash of all of the Guaranteed Obligations. If the Required Holders so request, any such Indebtedness or other obligations shall be enforced and performance received by such Guarantor as trustee for the holders and the proceeds thereof shall be paid over to the holders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty Agreement.
(c)    If any amount or other payment is made to or accepted by any Guarantor in violation of any of the preceding clauses (a) and (b) of this Section 5, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the holders and shall be paid over to the holders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty Agreement.
(d)    Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Shelf Agreement and that its agreements set forth in this Guaranty Agreement (including this Section 5) are knowingly made in contemplation of such benefits.
(e)    Each Guarantor hereby agrees that, to the extent that a Guarantor shall have paid an amount hereunder to any holder that is greater than the net value of the benefits received, directly or indirectly, by such paying Guarantor as a result of the issuance and sale of the Notes (such net value, its “Proportionate Share”), such paying Guarantor shall, subject to Section 5(a) and 5(b), be entitled to contribution from any Guarantor that has not paid its Proportionate Share of the Guaranteed Obligations. Any amount payable as a contribution under this Section 5(e) shall be determined as of the date on which the related payment is made by such Guarantor seeking contribution and each Guarantor acknowledges that the right to contribution hereunder shall constitute an asset of such Guarantor to which such contribution is owed. Notwithstanding the foregoing, the provisions of this Section 5(e) shall in no respect limit the obligations and liabilities of any Guarantor to the holders of the Notes hereunder or under the Notes, the Shelf Agreement or any other document, instrument or agreement executed in connection therewith, and each Guarantor shall remain jointly and severally liable for the full payment and performance of the Guaranteed Obligations.
Section 6.    Reinstatement of Guaranty. This Guaranty Agreement shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, in whole or in part, of any of the sums due to any holder on account of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by a holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other guarantors, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any other guarantors or any part of its or their property, or otherwise, all as though such payments had not been made.

Section 7.    Rank of Guaranty. Each Guarantor will ensure that its payment obligations under this Guaranty Agreement will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of such Guarantor now or hereafter existing.

Section 8.    Representations and Warranties of Each Guarantor. Each Guarantor represents and warrants to each holder as follows:

Section 8.1.    Organization; Power and Authority. Such Guarantor is validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, limited liability company or limited partnership and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Guarantor and its subsidiaries taken as a whole. Such Guarantor has the corporate, limited liability company or partnership power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Guaranty Agreement and to perform the provisions hereof.

Section 8.2.    Authorization, Etc. This Guaranty Agreement has been duly authorized by all necessary corporate, limited liability company or partnership action on the part of such Guarantor, and this Guaranty Agreement constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 8.3.    Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by such Guarantor of this Guaranty Agreement will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, organizational documents, or any other agreement or instrument to which such Guarantor or any of its Subsidiaries is bound or by which such Guarantor or any of its Subsidiaries or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor or any of its Subsidiaries or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor or any of its Subsidiaries.

Section 8.4.    Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Guaranty Agreement.

Section 8.5.    Information Regarding the Company. Such Guarantor now has and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Company. No holder shall have any duty or responsibility to provide such Guarantor with any credit or other information concerning the affairs, financial condition or business of the Company which may come into possession of the holders. Such Guarantor has executed and delivered this Guaranty Agreement without reliance upon any representation by the holders including, without limitation, with respect to (a) the due execution, validity, effectiveness or enforceability of any instrument, document or agreement evidencing or relating to any of the Guaranteed Obligations or any loan or other financial accommodation made or granted to the Company, (b) the validity, genuineness, enforceability, existence, value or sufficiency of any property (if any) securing any of the Shelf Notes or the creation, perfection or priority of any lien or security interest (if any) or (c) the existence, number, financial condition or creditworthiness of other guarantors or sureties, if any, with respect to any of the Guaranteed Obligations.

Section 8.6.    Solvency. Upon the execution and delivery hereof, such Guarantor will be solvent, will be able to pay its debts as they mature, and will have capital sufficient to carry on its business.

Section 9.    Term of Guaranty Agreement. This Guaranty Agreement and all guarantees, covenants and agreements of the Guarantors contained herein shall continue in full force and effect and shall not be discharged until such time as the Issuance Period shall have terminated and all of the Guaranteed Obligations and all other obligations hereunder shall be indefeasibly paid in full in cash and shall be subject to reinstatement pursuant to Section 6.

Section 10.    Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein shall survive the execution and delivery of this Guaranty Agreement and may be relied upon by any subsequent holder, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder. All statements contained in any certificate or other instrument delivered by or on behalf of a Guarantor pursuant to this Guaranty Agreement shall be deemed representations and warranties of such Guarantor under this Guaranty Agreement. Subject to the preceding sentence, this Guaranty Agreement embodies the entire agreement and understanding between each holder and the Guarantors and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 11.    Amendment and Waiver.

Section 11.1.    Requirements. Except as otherwise provided in the fourth paragraph of Section 1 of this Guaranty Agreement, this Guaranty Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of each Guarantor and the Required Holders, except that no amendment or waiver (a) of any of the first three paragraphs of Section 1 or any of the provisions of Section 2, 3, 4, 5, 6, 7, 9, or 11 hereof, or any defined term (as it is used therein), or (b) which results in the limitation of the liability of any Guarantor hereunder (except to the extent provided in the fourth paragraph of Section 1 of this Guaranty Agreement) will be effective as to any holder unless consented to by such holder in writing.

Section 11.2.    Solicitation of Holders of Notes.

(a)    Solicitation. Each Guarantor will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof. Each Guarantor will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 11.2 to each holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)    Payment. The Guarantors will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder as consideration for or as an inducement to the entering into by any holder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder even if such holder did not consent to such waiver or amendment.
Section 11.3.    Binding Effect. Any amendment or waiver consented to as provided in this Section 11 applies equally to all holders and is binding upon them and upon each future holder and upon each Guarantor without regard to whether any Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between a Guarantor and the holder nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder. As used herein, the term “this Guaranty Agreement” and references thereto shall mean this Guaranty Agreement as it may be amended, modified, supplemented or restated from time to time.

Section 11.4.    Notes Held By Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Guaranty Agreement, or have directed the taking of any action provided herein to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Guarantor, the Company or any of their respective Affiliates shall be deemed not to be outstanding.

Section 12.    Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(a)    if to any Guarantor, to the address of the Company specified in the Shelf Agreement, or such other address as such Guarantor shall have specified to the holders in writing, or
(b)    if to any holder, to such holder at the address specified for such communications as specified by such Purchaser in its Confirmation of Acceptance, or such other address as such holder shall have specified to the Guarantors in writing.
Notice under this Section 12 will be deemed given only when actually received.
Section 13.    Miscellaneous.

Section 13.1.    Successors and Assigns; Joinder. All covenants and other agreements contained in this Guaranty Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns whether so expressed or not. It is agreed and understood that any Person may become a Guarantor hereunder by executing a Guarantor Supplement substantially in the form of Exhibit A attached hereto and delivering the same to the Holders. Any such Person shall thereafter be a “Guarantor” for all purposes under this Guaranty Agreement.

Section 13.2.    Severability. Any provision of this Guaranty Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law), not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13.3.    Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

The section and subsection headings in this Guaranty Agreement are for convenience of reference only and shall neither be deemed to be a part of this Guaranty Agreement nor modify, define, expand or limit any of the terms or provisions hereof. All references herein to numbered sections, unless otherwise indicated, are to sections of this Guaranty Agreement. Words and definitions in the singular shall be read and construed as though in the plural and vice versa, and words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires.

Section 13.4.    Further Assurances. Each Guarantor agrees to execute and deliver all such instruments and take all such action as the Required Holders may from time to time reasonably request in order to effectuate fully the purposes of this Guaranty Agreement.

Section 13.5.    Governing Law. This Guaranty Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 13.6.    Jurisdiction and Process; Waiver of Jury Trial.
(a)    Each Guarantor irrevocably submits to the non-exclusive jurisdiction of any Illinois State or federal court sitting in the Northern District of Illinois, over any suit, action or proceeding arising out of or relating to this Guaranty Agreement. To the fullest extent permitted by applicable law, each Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    Each Guarantor consents to process being served by or on behalf of any holder in any suit, action or proceeding of the nature referred to in Section 13.6(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 12 or at such other address of which such holder shall then have been notified pursuant to Section 12. Each Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(c)    Nothing in this Section 13.6 shall affect the right of any holder to serve process in any manner permitted by law, or limit any right that the holders may have to bring proceedings against any Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(d)    THE GUARANTORS AND THE HOLDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS GUARANTY AGREEMENT OR OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH.
Section 13.7.    Payment Currency. Paragraph 11O of the Shelf Agreement is hereby incorporated by reference, mutatis mutandis.

Section 13.8.    Reproduction of Documents; Execution. This Guaranty Agreement may be reproduced by any holder by any photographic, photostatic, electronic, digital, or other similar process and such holder may destroy any original document so reproduced. Each Guarantor agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 13.7 shall not prohibit any Guarantor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction. A facsimile or electronic transmission of the signature page of a Guarantor shall be as effective as delivery of a manually executed counterpart hereof and shall be admissible into evidence for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty Agreement to be duly executed and delivered as of the date and year first above written.

By:_______________________________ Name: Title:

EXHIBIT A
GUARANTOR SUPPLEMENT
THIS GUARANTOR SUPPLEMENT (this “Guarantor Supplement”), dated as of [_______________, 20__] is made by [_______________], a [_______________](the “Additional Guarantor”), in favor of the holders from time to time of the Notes issued pursuant to the Shelf Agreement described below.
PRELIMINARY STATEMENTS:
I.    Pursuant to the Third Amended and Restated Note Purchase and Private Shelf Agreement dated as of May 28, 2015 (as amended, modified, supplemented or restated from time to time, the “Shelf Agreement”), by and among Franklin Electric Co. Inc., an Indiana corporation (the “Company”), Prudential Investment Management, Inc., and each Prudential Affiliate which has become or shall become bound by the Shelf Agreement as provided therein (each, a “Purchaser” and collectively, the “Purchasers”), the Company have issued and sold $____________- aggregate principal amount of their ___% Senior Notes, Series __, due ______ __, 20__, [of which $_________ aggregate principal amount remain outstanding,] [describe any issued and outstanding Shelf Notes] ([collectively,] the “Outstanding Notes”). The Outstanding Notes and any other Notes that may from time to time be issued pursuant to the Shelf Agreement (including any notes issued in substitution for any of the Notes) are herein collectively called the “Notes” and individually a “Note”.
II.    The Company is required pursuant to the Shelf Agreement to cause the Additional Guarantor to deliver this Guarantor Supplement in order to cause the Additional Guarantor to become a Guarantor under the Guaranty Agreement dated as of ___, ____, executed by ____________________ (together with each entity that from time to time has become or shall become a party thereto by executing a Guarantor Supplement pursuant to Section 13.1 thereof, collectively, the “Guarantors”) in favor of each holder from time to time of any of the Notes (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”).
III.    The Additional Guarantor has received and will receive substantial direct and indirect benefits from the Company’ compliance with the terms and conditions of the Shelf Agreement and the Notes issued thereunder.
IV.    Capitalized terms used and not otherwise defined herein have the definitions set forth in the Shelf Agreement.
NOW THEREFORE, in consideration of the funds advanced to the Company by the Purchasers under the Shelf Agreement and to enable the Company to comply with the terms of the Shelf Agreement, the Additional Guarantor hereby covenants, represents and warrants to the holders as follows:

The Additional Guarantor hereby becomes a Guarantor (as defined in the Guaranty Agreement) for all purposes of the Guaranty Agreement. Without limiting the foregoing, the Additional Guarantor hereby (a) jointly and severally with the other Guarantors under the Guaranty Agreement, guarantees to the holders from time to time of the Notes the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and the full and prompt performance and observance of all Guaranteed Obligations (as defined in Section 1 of the Guaranty Agreement) in the same manner and to the same extent as is provided in the Guaranty Agreement, (b) accepts and agrees to perform and observe all of the covenants set forth therein, (c) waives the rights set forth in Section 3 of the Guaranty Agreement, (d) makes the representations and warranties set forth in Section 8 of the Guaranty Agreement and (e) waives the rights, submits to jurisdiction, and waives service of process as described in Section 13.6 of the Guaranty Agreement.
Notice of acceptance of this Guarantor Supplement and of the Guaranty Agreement, as supplemented hereby, is hereby waived by the Additional Guarantor.
The address for notices and other communications to be delivered to the Additional Guarantor pursuant to Section 12 of the Guaranty Agreement is set forth below.
IN WITNESS WHEREOF, the Additional Guarantor has caused this Guarantor Supplement to be duly executed and delivered as of the date and year first above written.
[NAME OF GUARANTOR]

By:
Name:
Title:
Notice Address for such Guarantor

SCHEDULE 6B(1)

LIST OF EXISTING LIENS

Pluga Pumps and Motors Pvt. Ltd in India (70% owned by Franklin Electric BV) has a credit facility with Axis Bank with a maximum facility of INR 230 million that has liens on receivables, inventory, and all fixed assets, including machinery, furniture, land, and buildings. The current amount outstanding is about INR 140 million or approximately USD 2.2 million.

Various subsidiaries had Capital Leases totaling approximately $0.5 million as of May 9, 2015, primarily for forklifts and vehicles. Subsidiaries include Pioneer Pump, Inc. in the US, Pioneer Pump Ltd in the UK, Pioneer Pump Solutions, Ltd in the UK, Cookson & Zinn, Ltd in the UK, and FFS Australia Pty Ltd in Australia.

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SCHEDULE 8G

LIST OF AGREEMENTS RESTRICTING DEBT

(a) The Second Amended and Restated Credit Agreement, dated as of December 14, 2011, among the Company, as U.S. Borrower, Franklin Electric B.V., as Dutch Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America and Wells Fargo Bank, National Association, as Co-Syndication Agents, and the Lender parties party thereto (including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof);

(b) Bond Purchase and Loan Agreement, among The Board of Commissioners of Allen County, Indiana, as Issuer, Franklin Electric Co., Inc., as Borrower, and the bondholder parties thereto, dated December 31, 2012, in connection with $25,000,000 Allen County, Indiana, Taxable Economic Development Revenue Bonds, Series 2012 (including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof); and

(c) The Note Purchase and Private Shelf Agreement, dated May 28, 2015, among the Company, NYL Investors LLC and the other parties thereto (including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof).

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